SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14(a)-12

Boston Private Financial Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

April 23, 2008 at 10:00 a.m.

Notice to: Stockholders of BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Boston Private Financial Holdings, Inc. (the “Company”) will be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109, on Wednesday, April 23, 2008 at 10:00 a.m., for the following purposes:

1.	to elect four (4) Class II Directors of the Company;

2.	to consider a shareholder proposal to eliminate all references to the Board of Directors being classified into three classes and to provide that the Board of Directors shall be elected annually; and

3.	to consider and act upon any other matter which may properly come before the Meeting or any adjournment or postponement thereof.

Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed.

The Board of Directors has fixed the close of business on March 3, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE. PROMPTLY VOTING YOUR SHARES VIA TELEPHONE, THE INTERNET OR BY SIGNING THE ENCLOSED PROXY CARD AND MAILING IT IN THE ENCLOSED ENVELOPE, WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ANY PROXY MAY BE REVOKED BY DELIVERY OF A LATER DATED PROXY. STOCKHOLDERS OF RECORD WHO ATTEND THE MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE PREVIOUSLY VOTED A PROXY.

For specific instructions on how to vote your shares, please refer to the section entitled Proxy Voting Options.

Important Notice Regarding the Availability of Proxy Materials for the Meeting: The Company’s 2008 Proxy Statement, Form 10-K and the Company’s Annual Report for 2007 are available at www.edocumentview.com/bpfh. These documents are also available by calling the Company’s toll-free number (888)-666-1363 or by contacting the Company’s investor relations department by email at investor-relations@bostonprivate.com.

By Order of the Board of Directors

MARGARET W. CHAMBERS

Secretary

Boston, Massachusetts

Dated: March 24, 2008

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Ten Post Office Square

Boston, Massachusetts 02109

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on Wednesday, April 23, 2008

GENERAL

This Proxy Statement is furnished to the stockholders of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) from holders of the outstanding shares of the Common Stock, par value $1.00 per share (the “Common Stock”), of the Company for use at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held on Wednesday, April 23, 2008 at 10:00 a.m. Boston time, at Ten Post Office Square, 2nd Floor, Boston, Massachusetts 02109, and at any adjournment or postponement thereof, for the purposes set forth herein.

The Notice of Annual Meeting of Stockholders, this Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about March 24, 2008.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April, 23, 2008: The Company’s 2008 Proxy Statement, Form 10-K and the Company’s Annual Report for 2007 are available at www.edocumentview.com/bpfh. These documents are also available by calling the Company’s toll-free number (888)-666-1363 or by contacting the Company’s investor relations department by email at investor-relations@bostonprivate.com.

The shares represented by the enclosed proxy will be voted as specified therein if the proxy is properly voted and received prior to the Meeting and not properly revoked. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the nominees for election to the Board of Directors and the proxy will be voted AGAINST the shareholder proposal to eliminate the classification of the Board of Directors. In accordance with Securities and Exchange Commission (the “Commission”) rules, boxes and instructions are provided on the enclosed proxy card for stockholders to mark if they wish (i) either to vote “for” or to “withhold authority” in the vote for one or more of the Company’s nominees for Directors; (ii) either to vote “for” or “against” the shareholder proposal requesting that the Board of Directors eliminate the classification of its Board of Directors, or to “abstain” from voting to eliminate the classification of its Board of Directors. It is not anticipated that any matters other than those set forth in this Proxy Statement will be presented at the Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy by (i) filing an instrument of revocation with the Company at Ten Post Office Square, Boston, Massachusetts 02109, Attention: Secretary; (ii) filing a duly executed proxy bearing a later date; or (iii) appearing in person at the Meeting and withdrawing the proxy.

PROXY VOTING OPTIONS

Whether or not you expect to be present at the meeting you are requested to vote your shares at your earliest convenience. Promptly voting your shares via telephone, the internet as detailed on the enclosed proxy card, or by signing, dating and returning the enclosed proxy card will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OF BY TELEPHONE.

VOTING AND QUORUM

The Board of Directors has fixed the close of business on March 3, 2008, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Meeting. At the Record Date, 37,671,238 shares of Common Stock were outstanding and entitled to vote at the Meeting, and there were 1,338 stockholders of record.

The holders of each share of Common Stock outstanding as of the close of business on the Record Date shall be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Transferees after such date will not be entitled to vote at the Meeting. Each holder of Common Stock is entitled to one vote for each share held of record for each matter properly submitted for consideration at the Meeting. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Meeting. Abstentions and “broker non-votes” (that is, shares represented at the meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) shall be treated as shares that are present and entitled to vote with respect to such matters for purposes of determining whether a quorum is present. With respect to the election of directors, such election shall be determined by a plurality of votes cast by stockholders. Shares represented by a proxy that withholds authority to vote for a particular nominee or nominees and broker non-votes will be disregarded in determining the “votes cast” for the election of directors and will not affect the election of the nominees.

ANNUAL REPORT

All holders of record are being sent a copy of the Company’s 2007 Annual Report, which contains audited financial statements of the Company for the fiscal years ended December 31, 2007, 2006 and 2005 and a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on March 14, 2008. These reports, however, are not part of the proxy soliciting material.

A copy of the Company’s Annual Report on Form 10-K filed with the Commission, including all exhibits to such form, may be obtained free of charge by writing to Boston Private Financial Holdings, Inc., Ten Post Office Square, 2nd floor, Boston, Massachusetts, 02109, Attention: Secretary, or by accessing the “Investor Relations” section of the Company’s website at www.bostonprivate.com.

PROPOSAL 1.

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of thirteen members divided into three classes, with each class elected for a three-year term. In April 2008, with the retirement of Mr. Bennett (described more fully below), the Board will consist of twelve members. One class of Directors is elected by the Company’s stockholders at each annual meeting of stockholders. At the Meeting, four Class II Directors will be elected to serve until the 2011 annual meeting or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. All four of the nominees are currently serving on the Board of Directors. The Board of Directors has nominated Kathleen M. Graveline, Deborah F. Kuenstner, Walter M. Pressey, and William J. Shea for re-election as Class II Directors.

Each nominee has agreed to continue to serve as a Director if re-elected. If any nominee shall become unavailable for any reason, all proxies will be voted FOR the election of such other person as the Board of Directors may recommend.

Unless otherwise instructed, the persons named in the proxy will vote the shares to which the proxy relates FOR the election of the nominees to the Board of Directors.

The Board of Directors of the Company recommends a vote FOR the election of the four nominees to the Board of Directors as Class II Directors of the Company.

INFORMATION REGARDING DIRECTORS

The following table sets forth certain information regarding the Directors of the Company, including the nominees for election at the Meeting as Class II Directors, based on information furnished by them to the Company:

		Age	Director Since
Class I—Term Expires 2010
Eugene S. Colangelo *(1)	Westborough, MA	60	1987
Allen L. Sinai *	Lexington, MA	68	1995
Timothy L. Vaill	Andover, MA	66	1993
Stephen M. Waters *	Greenwich, CT	61	2004

Class II—Term Expires 2008
Peter C. Bennett *(1)(2)	Osterville, MA	69	1986
Kathleen M. Graveline *(3)	Needham, MA	56	2003
Deborah F. Kuenstner *(3)	Newton, MA	49	2007
Walter M. Pressey (3)	Belmont, MA	63	2001
William J. Shea *(3)	North Andover, MA	60	2004

Class III—Term Expires 2009
Herbert S. Alexander *	Westborough, MA	65	1991
Adolfo Henriques *	Key Biscayne, FL	54	2007
Lynn Thompson Hoffman *#	Santa Fe, NM	59	1994
Richard I. Morris, Jr. *	London, England	58	2003

*	Independent Director.
#	Lead Director.
(1)	Includes service as a director of Boston Private Bank & Trust Company (“Boston Private Bank”) prior to the formation of the holding company structure in 1988.

(2)	As disclosed in our current report on Form 8-K filed on January 23, 2008, Mr. Bennett will not stand for re-election to the Company’s Board of Directors when his term expires on April 23, 2008.
(3)	Nominee for election or re-election.

The Board of Directors of the Company has determined that each Director is “independent” in accordance with the definition in the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”), the listing standards applicable to the Company, except for Mr. Vaill and Mr. Pressey. Under the NASDAQ Rules, a director is considered independent only if the director is not an executive officer or employee of the Company and the Board affirmatively determines that the director does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the NASDAQ Rules, the Board may not make a valid finding of independence if the director, or a family member of such director, had certain relationships or received certain compensation from the Company. In making its determinations, the Board considered the following factors including, but not limited to, any compensation received from the Company, other than director’s fees, in excess of $120,000 during the last three years, whether the Director or any member of their family was employed as an executive officer of the Company during the last three years, and whether the Director or any member of their family is or was a partner of the Company’s independent registered public accounting firm or worked on the Company’s audit as a partner or employee of the Company’s independent registered public accounting firm during the last three years.

The principal occupation and business experience during the last five years of each Director, including each nominee for election or re-election as Class II Directors, is set forth below:

Herbert S. Alexander. Mr. Alexander is founder, President and Chief Executive Officer of Alexander, Aronson, Finning & Co., P.C., a firm of certified public accountants and consultants established in 1973. He serves on the Alumni Board of Boston University School of Management and on the Investment Committee of Morgan Memorial Goodwill Industries in Boston, Massachusetts, and formerly served on the Board of Directors of the Massachusetts Society of Certified Public Accountants and the Massachusetts Easter Seal Society. Additionally, he is a member of the Advisory Council of the Northeastern University Graduate School of Professional Accounting, Incorporator of the Worcester Art Museum and President and Chairman of the Board of Directors of the International Association of Practising Accountants. Mr. Alexander is also a director of Boston Private Bank.

Peter C. Bennett. Mr. Bennett is a private investor and former Executive Vice President and director of State Street Research & Management Company where he was a senior executive from 1984 to 2001, when he retired. Mr. Bennett is a member of the Board of Directors of Christian Camps & Conferences, Inc., Boston, Massachusetts, and is Chairman of the Executive Committee and a Trustee of Manomet Center for Conservation Sciences. Mr. Bennett will be retiring from the Board of Directors when his term expires in April 2008.

Eugene S. Colangelo. Mr. Colangelo is Chairman of the Board of Julio Enterprises and has served as such since the early 1980s. Julio Enterprises, a conglomerate headquartered in Westborough, Massachusetts, operates numerous businesses including retail, publishing and real estate. He was a member of the Board of Directors of Morgan Memorial Goodwill Industries in Boston, Massachusetts, and is currently a member of the Retail Oversight Committee. Mr. Colangelo serves as Chairman of the Board of Directors of Boston Private Bank.

Kathleen M. Graveline. Ms. Graveline is a retired financial services executive. She was formerly Executive Vice President of John Hancock Financial Services (1996-2001) where she was responsible for managing all facets of the Retail Sector. She also spent three years as Senior Vice President of Alternative Channels and Product Management at John Hancock. Prior to joining Hancock, she held the position of Senior Vice President of Fidelity Investments High Net Worth Group. Her other roles have included serving as Managing Partner of the Communique Group, a marketing and promotions firm, and Senior Vice President of The Boston Company where she held various positions in the marketing and product development areas of the bank. Ms. Graveline is a member of the Board of Fidelity Investments Life

Insurance Company and has served on the Board of Overseers of WGBH since 1996. Ms. Graveline is also on the Board of Directors of Boston Private Bank.

Adolfo Henriques. Mr. Henriques was Chairman, President and Chief Executive Officer of Florida East Coast Industries until December 2007. He has served on the board of that company since 1998 and was chairman of their audit committee and a member of their governance committee, as well. Mr. Henriques was previously with Regions Bank, where he most recently served as Chief Executive Officer of the South Region. In 1997, he joined that bank to lead the corporation’s expansion into the Florida market. Prior to joining Regions Bank, Mr. Henriques served in executive capacities at Bank of America’s predecessor banks since 1986. Mr. Henriques is the past Chairman of the Board of Trustees for Florida International University. He is the immediate past chairman for the Greater Miami Chamber of Commerce, Regional Chair of the Southeast Region for the Florida Chamber of Commerce and serves on the Orange Bowl Committee and the Miami Business Forum. Mr. Henriques is past Chairman of Leadership Florida, past Chairman of the Financial Oversight Board for the City of Miami, past Chairman of the United Way of Miami-Dade, past Chairman of the Greater Miami Convention and Visitor’s Bureau and the Beacon Council (Miami’s Economic Development Partnership). Mr. Henriques has also served as Co-Chairman of the Miami Children’s Museum Capital Campaign, Chairman of Homes for South Florida and Greater Miami LISC, Chairman of the Epiphany School Advisory Council, Site Selection Chairman of the Community Partnership for the Homeless, Member of the Florida Board of Regents and served on the Mayor’s Blue Ribbon Task Force for the airport.

Lynn Thompson Hoffman. Mrs. Hoffman is an attorney and private investor and serves as the Lead Director of the Company. Mrs. Hoffman is an Advisory Trustee of the Museum of New Mexico Foundation and serves on the Finance and Investment Committees. A former investment banker with Paine Webber and publisher with Houghton Mifflin Company, Mrs. Hoffman has served as Director of First Mutual Bank, the American Association of Publishers and the Massachusetts Society for the Prevention of Cruelty to Children where she chaired the Finance and Investment Committee. She has also served as Overseer of the New England Conservatory, Harvard Community Health Plan, and Babson College and was the past President of the Shirley Eustis House Association.

Deborah Foye Kuenstner. Ms. Kuenstner is the Chief Investment Officer and Vice President of Investment Management at Brandeis University. Before joining Brandeis in 2007, Ms. Kuenstner was Managing Director of Research for Fidelity Management & Research Company (FMRCo), the investment management organization of Fidelity Investments. Prior to Fidelity, Ms. Kuenstner was the Chief Investment Officer, Global Value, at Putnam Investments from 2000-2004. Her other roles at Putnam included Chief Investment Officer, International Value and Senior Portfolio Manager, International Equities. Prior to that, she worked at DuPont Pension Fund Investment in Wilmington, Delaware as a Senior Portfolio Manager, International Equities. Ms. Kuenstner has also been a Vice President, International Investment Strategist at Merrill Lynch in addition to Economist at the Federal Reserve Bank of New York. Ms. Kuenstner was actively involved in the Board of Pensions of the Presbyterian Church USA from 1996-2004 as Investment Committee Chair, Director, and most recently, Co-opted Director.

Richard I. Morris, Jr. Mr. Morris retired as Vice Chairman of Putnam Lovell NBF on December 31, 2002. He joined Putnam Lovell (formerly known as Putnam Lovell Securities, Inc.), a financial services investment banking firm, in July 1997 as Chief Operating Officer and Managing Director and established the firm’s London office. Mr. Morris was elected President of Putnam Lovell in June 2001 and became Vice Chairman following the company’s acquisition by National Bank Financial Inc., a subsidiary of National Bank of Canada, in June 2002. Mr. Morris was a co-founder, Principal and Chief Financial Officer of the Cursitor companies, an international asset management and research group. Mr. Morris currently serves as an advisor to TA Associates, a leading private equity investor, identifying and developing asset management investments in Europe and is a director of Jupiter Investment Management Holdings, Ltd. He is also an advisor to FRM Holdings Limited, a leading manager of funds of hedge funds. Mr. Morris is a member of the Advisory Council of the Franciscan Sisters of the Eucharist.

Walter M. Pressey. Mr. Pressey is President and Vice Chairman of Boston Private Financial Holdings, Inc., which he joined in September of 1996. He also serves on the Board of Directors of Anchor Capital Holdings, LLC, Coldstream Capital Holdings, Inc., Charter Bank and RINET Company, LLC, all of which are affiliates of the Company. He served as Chief Financial Officer of the Company from 1996 until 2004, became President of the Company in 2000, and Vice Chairman in 2008. Prior to joining Boston Private, Mr. Pressey served in various senior executive capacities with Boston Safe Deposit & Trust Company and its parent, The Boston Company. His career at The Boston Company spanned twenty-six years and included, among other assignments, Treasurer and Chief Financial Officer of The Boston Company and its subsidiaries, Chief Planning Officer of The Boston Company, and Manager of Cash Management Services. Mr. Pressey serves as Chairman on the Board of Trustees of the Immune Disease Institute, a non-profit medical research firm affiliated with the Harvard Medical School and Children’s Hospital in Boston. He is past President and Director of the Financial Executives International—Boston Chapter and currently serves on the Nominating Committee. Formerly, Mr. Pressey was President of the Treasurers Club of Boston, President of the Harvard Business School Alumni Association of Boston, Director of the Harvard Alumni Association, Director of the Harvard Business School Alumni Association, and served as Founder, Director and Treasurer of the Foundation for Belmont Education. He also was Director and Treasurer of the Massachusetts Horticultural Society. Mr. Pressey served as a First Lieutenant with the U. S. Army Chemical Corps at Edgewood Arsenal in Maryland and in the Vietnam theater.

William J. Shea. Mr. Shea was a managing partner of DLB Capital, LLC, a start-up private equity company located in Wilton, Connecticut until December 2007. He served as Executive Chairman of Royal & Sun Alliance USA, Inc. from 2005 to 2006. Mr. Shea served as President and Chief Executive Officer of Conseco, Inc. from 2001 to 2004 where he successfully managed that firm’s restructuring process. Prior to joining Conseco, Mr. Shea served as Chairman of the Board for Centennial Technologies, a public manufacturing company. Mr. Shea also served as Vice Chairman and Chief Financial Officer of BankBoston, Inc. prior to its acquisition by Fleet, where he had responsibility for all financial aspects of the corporation, investor relations, risk management, capital markets and private banking, among other areas. He began his career in the financial services area with Coopers & Lybrand, where he spent twenty years, and rose to serve as Vice Chairman and Firm Council Member. Mr. Shea formerly served on the Board of the Executive Committee for the Boston Stock Exchange and the Boards of Trustees for Children’s Hospital in Boston and Northeastern University. Mr. Shea has served as the Chairman of the Board of Demoulas Supermarkets since 1999 and serves on the Board of AIG SunAmerica.

Dr. Allen L. Sinai. Dr. Sinai is President, Chief Executive Officer and Chief Global Economist/Strategist of Decision Economics, Inc. (“DE”). Dr. Sinai is responsible for the DE forecasts and analyses of the U.S. and world economic and financial markets and translating this information for use in bottom-line decisions by senior level decision-makers in financial institutions, corporations and government. Dr. Sinai also is responsible for the business operations and financial performance of DE. Previously, Dr. Sinai served for over 13 years at Lehman Brothers, where he was Managing Director and Chief Global Economist, and the Director of Lehman Brothers Global Economics. He also served as Executive Vice President and Chief Economist of The Boston Company, a subsidiary of Shearson Lehman Brothers. Prior to Lehman Brothers, Dr. Sinai was Chief Financial Economist and Senior Vice President at the Lexington, Massachusetts based Data Resources, Inc. (DRI). Dr. Sinai has taught at numerous universities, including Brandeis, the Massachusetts Institute of Technology, Boston University, New York University and the University of Illinois-Chicago. He is a past President and Fellow of the Eastern Economic Association and a past President of the North American Economics and Finance Association. He has been Chairman of the Committee on Developing American Capitalism and a past member of the Time Magazine Board of Economists.

Timothy L. Vaill. Mr. Vaill is Chairman of the Board of Directors and Chief Executive Officer of the Company, which he joined on January 1, 1993. He also serves on the Board of Directors of Boston Private Bank, Borel Private Bank & Trust Company, First Private Bank & Trust, Gibraltar Private Bank & Trust

Company, Westfield Capital Management Company, LLC, Sand Hill Advisors, LLC, Boston Private Value Investors, Inc., and Dalton, Greiner, Hartman, Maher & Co., LLC, all of which are affiliates of the Company. Prior to joining the Company, Mr. Vaill was President of Boston Safe Deposit & Trust Company, and Executive Vice President of its parent, The Boston Company, serving as a director of both companies. He was with The Boston Company in various executive capacities for 18 years, and among other assignments, directed all of its international activities. In 1991 and 1992, Mr. Vaill served in a senior consulting capacity for Fidelity Investments in Boston where he created a new personal trust business for the high net worth marketplace. Mr. Vaill serves on the Board of The Schreiber Corporation and also serves as a Director for the New England Aquarium, The New Hampshire Music Festival, the Squam Lakes Conservation Society, The BAA, Inc. and the Board of Trustees at Bay State College in Boston. He is on the Board of Overseers for the New England Conservatory. He also served on the Board of Overseers at the New England Medical Center.

Stephen M. Waters. Mr. Waters is a partner at Compass Advisers, an independent advisory firm established in 2001, and Chairman of the Board and Chief Executive Officer of Compass Partners International, which he founded in 1996. Prior to this, Mr. Waters spent over twenty years advising corporate and financial entities both in the U.S. and internationally. Mr. Waters served from 1992 to 1996 as Co-Chief Executive Officer of Morgan Stanley Europe and was a member of Morgan Stanley’s worldwide 12-person Operating Committee. Mr. Waters joined Morgan Stanley as a Managing Director in the Mergers and Acquisitions Department in June 1988 and was Co-Director of that department from January 1990 to early 1992. Mr. Waters was Co-Director of the Mergers and Acquisition Department at Shearson Lehman Brothers from 1985 to 1988. He is Chief Executive of Compass Partners European Equity Fund, serves as Vice Chairman of the Harvard College Fund, Chair of Harvard University’s Committee on Student Excellence and Opportunity and is a member of the Investment Committee of Princeton Theological Seminary. He is also Vice Chairman of the United States Naval Institute and Chairman of the Naval Institute Foundation.

Board of Directors Meetings

The Board of Directors held six meetings of the full Board during 2007. Each incumbent Director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he or she was a member in 2007.

Director Nominations

Directors of the Company are nominated in accordance with the Company’s by-laws, which provide that directors may be nominated (i) by a majority of the Board of Directors or (ii) by any holder of record of any shares of the capital stock of the Company entitled to vote at the annual meeting of stockholders. Any stockholder who seeks to make such a nomination for the 2009 annual meeting must be present in person at such Annual Meeting and must comply with the notice provisions set forth below under “Submission of Stockholder Proposals for 2009 Annual Meeting”.

Committees of the Board of Directors

The standing committees of the Board of Directors include, among others, the Audit and Risk Management Committee, the Governance Committee, and the Compensation Committee. Current copies of the charters of these Committees are available on the Company’s website at www.bostonprivate.com under the tab “Investor Relations/Corporate Governance”.

The Audit and Risk Management Committee

The Audit and Risk Management Committee (hereinafter referred to as the “Audit Committee”) consists of six members of the Board, each of whom is independent in accordance with the definition of independence in the

NASDAQ Rules. The Board of Directors has determined that Herbert S. Alexander, Adolfo Henriques and William J. Shea are “audit committee financial experts” in accordance with Commission regulations. The present members of the Audit Committee are Herbert S. Alexander, Chair, Kathleen M. Graveline, Vice Chair, Adolfo Henriques, Deborah F. Kuenstner, William J. Shea, and Allen L. Sinai. Of those current members, Mr. Henriques and Ms. Kuenstner joined the Committee as of October 19, 2007. Prior to that date Mr. Bennett and Mr. Waters were members of the Committee. The Audit Committee held eight meetings in 2007.

The Governance Committee

The Governance Committee consists of five members, each of whom is independent in accordance with the definition of independence in the NASDAQ Rules. The Governance Committee periodically reviews the arrangements for the overall governance of the organization by the Board of Directors and committees, assists the Board of Directors by evaluating the performance of the Board and its committees, identifies individuals qualified to become members of the Board, recommends the slate of candidates to be nominated for election, recommends the members and the Chairs of the committees of the Board, and reviews and assesses the charters of all of the Committees of the Board. The present members of the Governance Committee are Kathleen M. Graveline, Chair, Richard I. Morris, Jr., Vice Chair, Herbert S. Alexander, Eugene S. Colangelo and Deborah F. Kuenstner. Of those current members, Mr. Alexander and Ms. Kuenstner joined the Committee as of October 19, 2007. Prior to that date Mr. Bennett was a member of the Committee. The Governance Committee held four meetings in 2007.

Historically, the Company has not received any proposals from stockholders recommending director candidates to be nominated for membership on the Board of the Company. Consequently, the Board of Directors has not viewed the development of a formal policy regarding the consideration of any director candidates recommended by stockholders to be appropriate, and the Governance Committee does not have such a formal policy. A stockholder wishing to nominate a director separately from the slate of directors nominated by the Company for the 2009 annual meeting should follow the procedures described in this Proxy under the heading “Submission of Stockholder Proposals for 2009 Annual Meeting”.

The Governance Committee has not established any specific, minimum qualifications that it believes must be met by an individual in order to be considered for nomination by the Committee to the Company’s Board of Directors, nor has the Governance Committee identified any specific qualities or skills that it believes are necessary for one or more of the Company’s directors to possess. In identifying potential candidates for the Board, the Governance Committee considers a broad range of qualitative factors including, but not limited to, an evaluation of the existing make-up of the Company’s Board of Directors, specialized skills that may be needed, diversity, knowledge, expertise, business contacts and relationships and the ability to commit appropriate time to the duties of a director, in order to address the perceived needs of the overall Board of Directors. In identifying nominees for election at the Annual Meeting, the Governance Committee reviews those members of the Board whose terms are expiring, discusses in detail the skill sets of each member, reviews the particular contributions made over the potential nominee’s most recent term, reviews any changes to the member’s circumstances (such as employment changes, re-location, etc.), reviews attendance records and reaches a conclusion as to whether such person should be nominated to stand for re-election or election, as the case may be.

While the Company has not typically retained third-party search firms to identify and evaluate potential nominees, it did hire such a firm in 2007 in connection with increasing the number of Directors serving on the Board. This firm assisted the Governance Committee in locating possible nominees who met the criteria specified by the Governance Committee.

The Compensation Committee

The Compensation Committee provides guidance to management and the Board of Directors on matters of executive and director compensation and related benefits, and makes recommendations to the Board of Directors where necessary on certain matters, including, but not limited to, changes to compensation plans and the adoption of new plans, changes to the CEO’s compensation and changes to Board compensation programs of the Company. The Compensation Committee has been delegated the authority by the Board to approve compensation matters for other executive officers. The present members of the Compensation Committee are Lynn Thompson Hoffman, Chair, Eugene S. Colangelo, Vice Chair, Peter C. Bennett and Stephen Waters. Of those members, Mr. Waters joined the Committee as of July 25, 2007. Each member of the Compensation Committee meets the independence requirements set forth in the NASDAQ Rules. The Compensation Committee held eight meetings in 2007.

For additional information on the Compensation Committee’s process for the consideration and determination of the executive officer and director compensation, please see the “Compensation Discussion and Analysis”.

Stockholders’ Communications with the Board of Directors

Stockholders wishing to communicate with the Company’s Board of Directors should address their communications to the Company’s investor relations department by email at investor-relations@bostonprivate.com, by phone at 617-912-1900, or by mail sent to the Company’s main address at Ten Post Office Square, Boston, Massachusetts 02109, Attention: Investor Relations. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual Directors. All communications will be reviewed by the Company’s investor relations department who will determine whether the communication will be relayed to the Board. Except for resumes, sales and marketing communications or notices regarding seminars or conferences, summaries of all stockholder communications will be provided to the Board.

Directors’ Attendance at Annual Meetings

The Company does not have a policy of requiring Directors to attend the annual meeting of stockholders. The Company does, however, schedule a meeting of its Board of Directors on the same day as the annual meeting of stockholders to facilitate each Director’s attendance at the annual meeting of stockholders. All of the members of the Company’s Board of Directors at that time attended the Company’s annual meeting of stockholders held April 23, 2007.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table lists the name, age and position of each executive officer of the Company.

Name	Age	Position
Margaret W. Chambers	48	Executive Vice President, General Counsel and Secretary of the Company; Director—KLS Professional Advisors Group, LLC, and Bingham, Osborn & Scarborough, LLC

J. H. Cromarty	51	Executive Vice President , CEO-Wealth Advisory of the Company, CEO-Investment Management of the Company as of March 12, 2008; Director—Anchor Capital Holdings LLC, Boston Private Value Investors, Inc., KLS Professional Advisors Group, LLC, RINET Company, LLC, Boston Private Bank & Trust Company, and Gibraltar Private Bank & Trust Company

James D. Dawson	55	Executive Vice President, CEO-Private Banking of the Company; Interim President and CEO First Private Bank & Trust; Director-Boston Private Bank & Trust Company, First Private Bank & Trust

Martha T. Higgins	44	Executive Vice President, Director-Human Capital Resources of the Company

David J. Kaye	43	Executive Vice President and Chief Financial Officer of the Company

Kathryn A. Kearney	39	Executive Vice President—Corporate Development Manager of the Company

Jonathan H. Parker	62	Vice Chairman of the Company; Director—Sand Hill Advisors, LLC, Borel Private Bank & Trust Company, First Private Bank & Trust, Bingham, Osborn & Scarborough, LLC, and Charter Bank

Walter M. Pressey	63	President and Vice Chairman of the Company; Director - Anchor Capital Holdings LLC, Coldstream Holdings, Inc., RINET Company, LLC, and Charter Bank

Timothy L. Vaill	66	Chairman of the Board of Directors and Chief Executive Officer of the Company; Director - Boston Private Bank & Trust Company, Westfield Capital Management Company, LLC, Sand Hill Advisors, LLC, Borel Private Bank & Trust Company, First Private Bank & Trust, Boston Private Value Investors, Inc., Dalton, Greiner, Hartman, Maher & Co., LLC, and Gibraltar Private Bank & Trust Company

Pursuant to the by-laws of the Company, the President, Treasurer and Secretary of the Company hold office until the first meeting of the Directors following the next annual meeting of stockholders, or any special meeting held in lieu thereof. Other officers shall hold office for the same term described above, unless a shorter term is specified in the vote electing or appointing them.

Margaret W. Chambers. Ms. Chambers is Executive Vice President and General Counsel for the Company. She has over 20 years of experience in the legal arena focusing on financial services matters. She is responsible for overseeing the Company’s operations from a legal perspective including merger and acquisition activities, regulatory examinations, board materials and relations, regulatory filings, real estate, risk management and compliance, employment and insurance matters. Ms. Chambers serves as the Company’s Secretary. Prior to joining Boston Private in January of 2002, Ms. Chambers served as Executive Vice President and General Counsel for Funds Distributor, Inc., a Boston Institutional Group company. Before joining Funds Distributor, she served as Vice President and Assistant General Counsel at the investment management firm of Loomis, Sayles &

Company, L.P. Prior to her position with Loomis, she was an associate with the law firm of Ropes & Gray focusing on securities regulatory matters, including investment company, investment advisory, broker-dealer, and securities offering matters. Ms. Chambers serves on the Board of Directors of Bingham, Osborn & Scarborough, LLC and KLS Professional Advisors Group, LLC. Pursuant to the terms of the documents evidencing the recent acquisition of Davidson Trust Company (DTC), the Company has the right to have two representatives on DTC’s board of directors. It is expected that Ms. Chambers will be elected to the board of DTC at the first meeting of the board following the closing of the acquisition. Ms. Chambers is a member of the Company’s Senior Policy Group.

J. H. Cromarty. Mr. Cromarty is Executive Vice President and CEO-Wealth Advisory of the Company and became the CEO-Investment Management of the Company on March 12, 2008. He joined the Company in 2004 as President-Eastern Region, with responsibility for expanding and overseeing the firm’s wealth management capabilities in the eastern regions of the U.S. Prior to joining the Company, Mr. Cromarty was President and a director of State Street Global Alliance, LLC, an asset management holding company jointly owned by State Street Global Advisors and ABP, the Dutch pension plan for civil servants. In that capacity, he was responsible for building and managing a portfolio of eight asset management companies based in the U.S., Europe and Asia. While at State Street, he also served as managing director for the firm’s high net worth and fiduciary outsourcing businesses. Mr. Cromarty’s professional career started at The Boston Company, where he worked for over ten years before becoming a founding director of PanAgora Asset Management. Mr. Cromarty serves on the Boards of Directors of Anchor Capital Holdings, LLC, RINET Company, LLC, Boston Private Value Investors, Inc., KLS Professional Advisors Group, LLC, Boston Private Bank, and Gibraltar Private Bank & Trust Company. Pursuant to the terms of the documents evidencing the recent acquisition of Davidson Trust Company (DTC), the Company has the right to have two representatives on DTC’s board of directors. It is expected that Mr. Cromarty will be elected to the board of DTC at the first meeting of the board following the closing of the acquisition. Mr. Cromarty is a member of the Company’s Senior Policy Group.

James D. Dawson. Mr. Dawson joined the Company in February 2008 as Executive Vice President and CEO-Private Banking. Prior to this he served as President and Chief Operating Officer of Boston Private Bank. Mr. Dawson joined Boston Private Bank in July, 1996. Prior to joining Boston Private Bank, Mr. Dawson was the Senior Lending Officer and a member of the Senior Management Committee of Andover Bank, a $1+ billion community bank. Earlier in his career, he spent 16 years with Shawmut Bank where he was a District Vice President. His responsibilities included managing a corporate lending group and supervising several branches in the same region. Mr. Dawson serves on the Board of Directors of Boston Private Bank, and First Private Bank & Trust, where he is also serving as Interim President and CEO. He serves on the Board of Overseers at Children’s Hospital Boston and Board of Trustees at Endicott College. He is Chairman of the Commercial Credit Committee of Massachusetts Bankers Association and is a Board member of the Artery Business Committee. He is also Past President of the New England Chapter of the Risk Management Association (formerly Robert Morris Associates). Mr. Dawson is a member of the Company’s Senior Policy Group.

Martha T. Higgins. Ms. Higgins joined the Company in January 2008 as Executive Vice President, Director-Human Capital Resources. She is responsible for enterprise-wide human capital initiatives and serves as an advisor to senior management and to the Company’s affiliate partners on human capital strategy, workforce planning and overall workforce effectiveness. In addition, she supports the Boston Private Board of Directors’ Compensation Committee and is a member of the Company’s Senior Policy Group. Prior to joining Boston Private, Ms. Higgins was a Senior Consultant and Relationship Manager at W.T. Haigh & Company, a boutique executive compensation and human resources consulting firm in Cambridge, MA. As one of the firm’s Senior Consultants, Ms. Higgins was responsible for significant client relationships, serving as an advisor to public and private companies and not-for-profit organizations on executive compensation and broader human resources issues. She has over 20 years of experience working in the financial services industry. Ms. Higgins started her career at The Boston Company (at the time a subsidiary of Shearson Lehman/American Express) and also worked for Fidelity Investments as a Senior Compensation Consultant.

David J. Kaye. Mr. Kaye joined Boston Private in July 2007 as Executive Vice President and Chief Financial Officer. Before joining Boston Private, Mr. Kaye served as Senior Vice President and Chief Financial Officer for Columbia Management, Bank of America’s asset management organization. He led a team of finance professionals with responsibility for all financial reporting for the organization and served as a strategic advisor to the group’s President. Prior to that position, Mr. Kaye was the Chief Financial Officer of Bank of America’s Private Bank. During that time, he designed sales reporting practices that became an institutional cornerstone and provided business and financial advice and counsel to the company’s Regional Presidents. Previously, Mr. Kaye was the Vice President and Controller for Goldman Sachs Asset Management, heading a team that performed all financial reporting functions for the division. Earlier in his career, he held several finance positions at Lehman Brothers, and was a consultant with Coopers & Lybrand Consulting. He is a Certified Management Accountant (CMA). Mr. Kaye is a member of the Company’s Senior Policy Group.

Kathryn A. Kearney. Ms. Kearney is Executive Vice President and Corporate Development Manager at the Company. She is responsible for mergers and acquisitions, coordinates strategic planning for the enterprise, and is a member of the Company’s Senior Policy Group. She has over 10 years of experience in the financial services industry. Prior to joining Boston Private in June 2000, Ms. Kearney served as an Associate at Lesavoy Financial Perspectives, Inc., an independent fee-based financial planning firm in New York, New York. During her five years there, Ms. Kearney’s responsibilities included financial analysis of high net worth individuals and their families, focusing on tax planning, retirement planning and estate analysis. She also supported client relationships, business development and office management.

Jonathan H. Parker. Mr. Parker is Vice Chairman of the Company. He joined the Company in 2003 as Executive Vice President and was most recently President–Western Region, with responsibilities for the West Coast affiliates of the Company. Prior to joining the Company, Mr. Parker worked with the Company as a consultant focusing on acquisition matters. Mr. Parker is a respected expert on marketing and corporate strategy, with sub-specialties in mergers and acquisitions, and turnarounds. He has more than thirty years’ experience planning and directing business expansion for national and global businesses in a variety of industries. He was a founding Partner in 1980 of the management consulting firm of Edgar, Dunn & Company, a strategy firm headquartered in San Francisco with operations in London, Atlanta, and Sydney. Mr. Parker led the firm’s marketing and branding practice and was engaged by CEOs and Boards to advise them on brand strategy, new product development, diversification, new product launches, and acquisitions. He serves as a Director of Nelson Staffing, and the Sonoma Valley Boys and Girls Club. Mr. Parker also serves on the Boards of Directors of Sand Hill Advisors, LLC, Borel Private Bank & Trust Company, First Private Bank & Trust, Bingham, Osborn & Scarborough, LLC, and Charter Bank. Mr. Parker is a member of the Company’s Senior Policy Group.

For biographical information regarding Walter M. Pressey and Timothy L. Vaill, see “INFORMATION REGARDING DIRECTORS”.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation philosophy, programs and policies and includes analysis on the compensation earned by the Company’s Named Executive Officers (NEOs) as detailed in the accompanying executive compensation tables.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee of the Board of Directors (the “Compensation Committee”) operates pursuant to a charter which delegates responsibility to the Compensation Committee for matters of executive and director compensation and related benefits. The Compensation Committee meets in executive sessions when discussing CEO performance and specific actions related to CEO compensation. The Compensation Committee approves all compensation actions with respect to the Company’s CEO and recommends approval of its recommendations to the Board of Directors. Based on the recommendations by the CEO, the Compensation Committee approves all compensation actions for the Company’s other executive officers as delegated by the Board of Directors. The Compensation Committee relies on management and outside advisers for staff work and technical guidance in conducting its affairs. The Compensation Committee retains full authority to engage independent third party advisers and for the past several years, has retained W. T. Haigh & Company, a compensation consulting firm in Cambridge, Massachusetts, to conduct independent studies and provide objective advice on executive and director compensation.

The Company also retains Goodwin Procter LLP for legal and advisory services on executive compensation matters, including the drafting of legal plan documents, and Towers Perrin for all actuarial work related to the CEO Supplemental Executive Retirement Plan (“SERP”). The Company may use other firms from time to time in the normal course of business.

Executive Compensation Philosophy

The Company’s executive compensation program is designed to attract, motivate, engage and retain executive talent for the long term so that its executives can stay focused on the Company’s mission of building a successful, diversified wealth management firm on a national scale. As a firm committed to long-term relationships, the Company strives to create an entrepreneurial environment where its employees feel valued and rewarded for their contributions to the Company’s sustained, profitable growth.

In support of these objectives, the Company believes that executive compensation should be linked to overall Company performance, reflect each executive’s role and individual performance, and include a sizable equity component to align executives with other shareholders.

Principles for Setting Compensation Levels

The factors considered by the Compensation Committee in setting executive compensation levels are:

1. Performance (short-term and long-term results against pre-set targets/goals and in relation to results of peer companies).

2. Overall cost (relative to budget and what the Company can afford).

3. Internal relationships/relative value of positions.

4. Market competitiveness (market benchmarking against a diversified financial peer group and the general industry).

The Compensation Committee believes that the aggregate total compensation as reported in the Summary Compensation Table (“SCT”) for its NEOs is reasonable and fair based on the above factors. Specifically:

•

NEO compensation is tied to, and varies with, the overall performance of the Company. Specifically, NEO compensation for the 2007 performance year is down significantly from 2006, reflecting the decline in the Company’s profitability which was negatively impacted by challenging financial and credit markets.

•	NEO compensation is within the Company’s established financial plan. Specifically, 2007 NEO compensation is below budget, consistent with Company performance.

•	CEO total direct compensation is at a ratio of 1.7 times the average for all other NEOs, well within a reasonable ratio when considering relative role and impact.

•	Total direct compensation, on average, for NEOs as a group has dropped below the mid-range of the defined competitive market as a result of the decline in the Company’s earnings.

Total Compensation Market Benchmarking and Peer Group

As the Company grows and diversifies, defining a peer group for the market benchmarking of executive compensation has become increasingly challenging. In particular, there are few similarly sized publicly traded companies exactly like the Company. As a result, the Company relies on the following criteria to aid in the selection of a relevant compensation peer group:

•	Competitors for executive talent in the wealth management industry.

•	United States public financial services companies (to be able to access data).

•	Growth-oriented companies, typically with positive revenues and earnings growth over the prior three years.

•	Companies that are effective competitors in business segments which overlap with those of the Company.

•	Inclusion of financial holding companies with a diversified financial services portfolio.

Based on these factors, the Company approved in 2007 a peer group consisting of the following companies:

Affiliated Managers Group	Northern Trust Corporation
AllianceBernstein Holding LP	PrivateBancorp
Bryn Mawr Bank Corporation	Southwest Bancorp
City National Corporation	S.Y. Bancorp, Inc.
CoBiz Inc.	Synovus
Cullen/Frost	T. Rowe Price Group, Inc.
Eaton Vance	Waddell & Reed Financial Inc.
Janus Capital Group Inc.	Washington Trust
Legg Mason, Inc.	Wilmington Trust
BNY/Mellon	Wintrust Financial

The Company’s peer group covers a broad size range (based on revenue and market capitalization). For compensation comparison purposes, the data compiled from the peer group is adjusted for size and validated against broader financial services and general industry data.

The Company relies on W.T. Haigh & Company for the development of competitive market ranges for its executive positions after consideration of all relevant data sources and factors (such as adjusting for the size of the peer group organizations). The Company conducts competitive market reviews approximately every two years and anticipates modifying the peer group in 2008.

Total Compensation Positioning versus Market

Actual compensation positioning versus market will vary year-to-year based on Company and individual performance and overall cost considerations. In years that the Company achieves its financial performance goals, total direct pay for executives is targeted at the 50th – 75th percentile of the competitive market range as determined by the total compensation market benchmarking and peer group analysis described above.

Compensation Elements and Targeted Mix

The compensation elements used for the Company’s executives include the following:

Direct Compensation

•	Base salary

•	Annual incentive bonus

•	Long-term equity incentive

A substantial portion of total direct compensation is allocated to variable, performance-based annual and long-term incentives. This is done to link executive compensation closely to the achievement of targeted results and performance as measured over one-year and three-year (or even five-year) periods. The incentive components are intended to reinforce the larger scope of responsibilities, higher degree of decision-making and the potential impact of each executive’s performance on the Company’s achievement of operating and strategic results. As a result of this emphasis on performance-based incentives, it is expected that there will be variability in executive pay year to year.

The direct compensation mix for the NEOs as a group (including the CEO) is targeted to deliver approximately one third of compensation through base salary, one third through the annual incentive bonus, and one third through the long-term equity incentive, with some variation across positions assuming attainment of target performance goals.

Indirect Compensation

•	Benefits (broad-based employee participation)

•	Executive Benefits

The Company’s executives participate in Company-sponsored benefit programs available to all employees. In addition, the Company maintains certain executive benefits consistent with market practice and does not intend for the value from these programs to make up a significant percentage of total executive compensation. In 2007, the compensation value from executive benefits (excluding the pension, 401K and dividends paid on unvested restricted stock) for the CEO was 4.2% of total compensation as reported in the SCT. For other NEOs on average as a group, the value of executive benefits was less than 2.0% of total reported compensation.

Base Salary

The Company’s general philosophy has been to pay NEO base salaries relatively close to the median of the competitive market range, with the incentive components driving an executive’s ability to achieve a higher total compensation positioning within the competitive market range. The Compensation Committee reviews and approves the base salaries of NEOs each year with any salary increases taking effect on January 1.

Salary increases are generally based on the executive’s performance within specific areas of accountability, as well as market competitiveness and budget considerations.

The table below presents a two-year history of salary actions for NEOs:

Annualized Salaries as of Year-End

Executive	2006 Actual	2007 Actual	2008 Projected	2007 % Increase	2008 % Increase	Two Year Average
T. Vaill	$620,000	$620,000	$650,000	0.0%	4.8%	2.4%
R. Whelan (1)	$275,000	$300,000	n/a	9.1%	n/a	n/a
D. Kaye (2)	n/a	$300,000	$325,000	n/a	8.3%	n/a
W. Pressey	$450,000	$450,000	$475,000	0.0%	5.6%	2.8%
J. Cromarty	$350,000	$350,000	$390,000	0.0%	11.4%	5.7%
J. Parker (3)	$360,000	$360,000	$395,000	0.0%	9.7%	4.9%
Average	$411,000	$396,667	$447,000	-3.5%	12.7%	3.9%

(1)	Mr. Whelan was hired in December of 2004 and resigned effective March 30, 2007. 2007 Actual reflects his annualized base salary rate.
(2)	Mr. Kaye was hired July 30, 2007. 2007 Actual reflects his annualized base salary rate.
(3)	Mr. Parker’s actual salary rate will be 90% of the above amounts for 2008 consistent with 2007, and in 2006 was 80% of the above amounts.

The salary increases for 2008 recognize organization changes resulting in expanded roles and accountabilities for most NEOs. In addition, the increase percentages also take into account the fact that base salaries were not adjusted for 2007.

Annual Incentives

Annual incentives for the Company’s NEOs are administered under the Company’s Annual Executive Incentive Plan (the “Plan”) adopted by the Board and approved by shareholders in 2004. This plan enables incentive payments to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986 (Code). Under the Plan, the Compensation Committee utilizes a performance-based incentive framework to calculate maximum individual incentive awards based on the attainment of pre-established objectives approved by the Compensation Committee each year.

The structure of the framework was changed in 2007 to include all NEOs (previously only the CEO and the President were included) for 162(m) tax considerations as well as for enhanced performance alignment of the leadership team. As part of its review, the Committee revisited all of the financial metrics used in the framework to ensure optimal alignment with the Company’s growth plan. This included incorporating separate and distinct financial metrics for the annual incentive framework versus the long-term incentive framework (previously the same financial metrics were used for both plans). For 2007, the funding for annual incentives was tied to three key financial metrics:

1. GAAP EPS (35% weighting)—New metric in 2007

2. Cash EPS (35% weighting)

3. Revenue (30% weighting)

GAAP EPS, in addition to Cash EPS, was added as a metric because of the desire to focus on both GAAP and Cash earnings in the performance equation. The Company uses Cash EPS as an important driver to managing long-term performance because of the impact that acquisitions can have on GAAP earnings. The Company calculates its cash earnings by adjusting net income to exclude net amortization of intangibles, impairment, and the impact of certain non-cash share based compensation plans, and includes related tax benefits that result from purchase accounting that are deferred under GAAP. The Company believes that both GAAP and cash earnings are important considerations for managing investor and shareholder expectations for long-term performance and sustained growth. Results for each metric are measured in terms of growth versus prior year:

% Growth
Threshold for incentive funding	5%
Target range	10% – 15%
Significant overachievement for maximum funding	20%

Once funding levels are determined for each NEO based on financial results, the Committee may exercise “negative discretion” to reduce the annual incentive amounts to consider additional performance considerations. The following are examples of inputs used by the Committee in the overall performance assessment of the NEOs:

•	Return on Invested Capital

•	Operational objectives (performance against key goals)

•	Overall leadership (Board survey completed for the CEO)

•	Extraordinary items/circumstances as deemed appropriate by the Committee

Both short-term and long-term factors are considered in the final determination of annual incentives to reinforce the attainment of goals in the Company’s growth and strategic plan ensuring the effective use of the Company’s capital, infrastructure building and overall leadership of the enterprise. The Company believes in using a holistic, long-term approach to performance, as ultimately the Company’s success depends on sustained performance across multiple financial and non-financial measurement categories to grow value for its shareholders over the long term.

Annual Incentive Awards for 2007 Performance Year

In March 2008, the Compensation Committee approved the annual incentive awards in the table below:

Executive	2007 Bonus	2006 Bonus	$ change	% change
T. Vaill	$200,000	$810,000	$-610,000	-75.3%
R. Whelan	n/a	$200,000	n/a	n/a
D. Kaye	$140,000	n/a	n/a	n/a
W. Pressey (1)	$350,000	$625,000	$-275,000	-44.0%
J. Cromarty (2)	$325,000	$360,000	$-35,000	-9.7%
J. Parker	$180,000	$360,000	$-180,000	-50.0%

(1)	Included in the bonus amount listed above is a discretionary bonus for 2007 in the amount of $63,125 for Mr. Pressey as described in footnote 2 to the Summary Compensation Table.
(2)	Included in the bonus amount listed above is a discretionary bonus for 2007 in the amount of $146,500 for Mr. Cromarty as described in footnote 2 to the Summary Compensation Table.

2007 bonuses are significantly lower than 2006 bonuses due to a decline year over year in GAAP and Cash EPS resulting from increased loan loss reserves and impairment charges at certain affiliated companies as discussed in the Management Discussion and Analysis section of the Company’s Form 10-K.

Equity-Based Long-Term Incentives

An integral part of the Company’s compensation program is long-term equity-based compensation. The equity awards made to NEOs consist of restricted stock and stock options provided for under the Company’s 2004 Stock Option and Incentive Plan approved by shareholders. Restricted stock grants must be earned each year based on a performance based incentive framework similar to the one used for Annual Incentives which qualifies the equity awards as “Performance Based Compensation” under Section 162(m) of the Code.

The Company believes that providing combined grants of stock options and restricted stock effectively balances the Company objective of focusing NEOs on delivering long-term value to the Company’s shareholders with the Company’s objectives of building real ownership, equity value and retention for the executives. Stock options are granted at or above fair market value (no discount) and only deliver value when the stock price increases and shareholders also receive value. Restricted stock grants deliver full value shares to executives on the date of grant subject to vesting restrictions to support retention. Executives become a shareholder of record on the date of grant and the value of the award at vesting is tied directly to the Company’s stock price.

The grant process each year starts with the Compensation Committee’s assessment of prior three-year results versus pre-established metrics and goals under the 162(m) performance framework. For 2007, increased emphasis was placed on Total Shareholder Return (TSR) to further strengthen the alignment of management interests with those of shareholders. TSR is measured relative to the Company’s peer group used for compensation comparison purposes and the SNL investment and bank indices (weighting 50% peer/50% SNL). GAAP EPS was also added as a new metric in 2007 (as described earlier under Annual Incentives) as the Company believes that both GAAP and cash earnings are important considerations for delivering against shareholder expectations for long-term performance and sustained profitable growth.

For grants made in 2008, the following financial metrics were used to determine maximum Long-Term Incentive (LTI) award values:

1. Three-year rolling average GAAP EPS Growth (25% weighting)

2. Three-year rolling average CASH EPS Growth (25% weighting)

3. Three-year Total Shareholder Return relative to industry (50% weighting)

All three metrics are measured relative to targets defined by the Committee. The GAAP EPS and CASH EPS measurement is three-year rolling average growth with a target range of 12.5%-15%, the threshold at 7.5% growth and the maximum at 20% growth. The three-year total shareholder return relative to industry defines the target as being between the 50th percentile and 75th percentile of the industry, the threshold between the 25th percentile and 50th percentile and significant overachievement for the maximum funding at the 75th percentile or higher.

Once LTI award values are determined for each NEO based on financial results, the Committee may exercise “negative discretion” to reduce the long-term incentive amounts as a result of additional performance considerations using essentially the same inputs and process that are used for the annual incentive framework.

The LTI award value as calculated per the performance-based incentive framework is determined before the grant date and converted to restricted stock and/or stock options using the daily average stock price for the previous year. This is done to provide an equity award that considers the share price of the Company over the prior year’s performance period, as opposed to a single trading day. Once the number of restricted stock and/or stock options are determined and approved by the Compensation Committee, they are granted at the closing price on the grant date, consistent with the Company’s equity grant practices and policies. The NEOs typically receive approximately 50% of their long-term award value in the form of restricted stock and 50% in stock options, although the mix is subject to Compensation Committee discretion each year.

NEO 2007 and 2008 Restricted Stock and Option Awards

The three-year rolling average EPS growth both GAAP and Cash was below the threshold requirement for long-term incentive funding under the Company’s 2007 performance-based incentive frameworks for its NEOs. This resulted in no long-term incentive funding for the EPS component of the plan (50% combined weighted impact). In addition, the TSR component funded at a below target performance level. The combined effect of this produced long-term incentive values which were significantly lower than the values approved in 2007 relative to 2006 performance. As a result, the Compensation Committee approved grants of restricted stock for the NEOs up to these lower performance-based limits to support executive retention in a challenging business environment, and to continue to receive tax deductibility for restricted stock based on the performance-based requirements of IRC Section 162(m).

In addition, the Committee approved a stock option grant for NEOs to incentivize future performance, to reinforce the Company’s philosophy that the equity component represents a significant portion of NEO total compensation and to strengthen alignment with shareholder interests. Because the Company’s stock price on the date the Committee approved the NEO stock option awards was well below the price prior to the release revising earnings, the Committee approved an option price equal to the higher of (1) the February 15, 2008 price of $20.37 (date and option price for grants below senior leadership team and prior to the filing of revised earnings) or (2) the price on the grant date of May 15, 2008 (next grant date under the Company’s Equity Grant Policy as described below). Based on the Company’s stock price on March 5, 2008, the date the Committee approved the NEO stock awards, the $20.37 price represented a premium of approximately 50% before any option gains could be realized under this option grant. The Committee believes that this premium price is in the best interests of shareholders and ensures that NEOs are not advantaged relative to the rest of the employee population with respect to their stock awards. The combined value of 2008 restricted stock and stock option awards for NEOs is well below 2007 stock award levels based on the stock price on the date of final actions taken by the Committee on March 5, 2008.

Factors considered in granting both the restricted stock and the stock option awards were:

•	The Company’s financial performance in the relevant years.

•	Individual performance and contributions.

•	Targeted total compensation level and targeted mix of equity compensation based on each executive’s role.

•	The Company’s compensation philosophy.

•	Alignment with shareholder interests in future performance.

•	Market competitiveness and executive retention.

Stock options vest ratably over three years beginning on the first anniversary of the grant date. All stock options have a ten-year option term. Restricted stock usually vests at the end of three years, on the third anniversary of the grant date.

The following table presents the 2007 and 2008 restricted stock and option awards for the Company’s NEOs as approved by the Committee. Actual value is determined on the grant date. The 2008 restricted stock and option awards were approved by the Compensation Committee in March, 2008 with the grant date set as May 15, 2008, consistent with the Company’s equity grant policy as described below. (Note: The SCT reflects actual FASB Statement No. 123 (Revised) Share-based Payments (“FAS 123(R)”) expense related to outstanding, unvested awards attributable to 2007 as opposed to the 2007 grant date fair value reported here.)

Grant Date Fair Value of Awards

	2007 Awards					2008 Awards(3)
Executive	Grant Date	# Options	Grant Date Fair Value(1)	# Stock Awards	Grant Date Fair Value(2)	Grant Date	# Options	# Stock Awards
T. Vaill	02/15/07	50,000	$510,000	12,500	$373,000	05/15/08	98,490	7,010
D. Kaye	08/15/07	n/a	n/a	3,942	$100,009	05/15/08	20,240	2,170
W. Pressey	02/15/07	30,400	$310,080	7,600	$226,784	05/15/08	41,570	4,070
J. Cromarty	02/15/07	18,000	$183,600	4,500	$134,280	05/15/08	26,030	2,530
J. Parker	02/15/07	18,000	$183,600	4,500	$134,280	05/15/08	25,740	2,610

(1)	Fair value calculated in accordance with FAS 123(R) option valuation assumptions.
(2)	Based upon the closing price on February 15, 2007 of $29.84 for all executives with the exception of Mr. Kaye. Mr. Kaye’s award was granted on August 15, 2007 at a closing price of $25.37.
(3)	Fair value will be calculated in accordance with FAS 123(R) option valuation assumptions and will be reported in the second quarter 2008 10-Q to be filed with the Securities and Exchange Commission.

Note:	Exercise price will be the higher of (1) the price on May 15, 2008 or (2) the price on February 15, 2008 of $20.37 (the Company’s first quarter grant date).

Equity Grant Policy

The Company adopted an Equity Grant Policy in January 2007 to ensure that its equity granting practices are maintained in strict compliance with the Company’s equity plans and policies and with all applicable laws, and to specifically prevent the backdating of any equity grant, or the manipulation of the timing of equity grants with the public release of material information with the intent of benefiting a grantee under an equity award. The policy became effective for equity grants made after March 31, 2007. The Company’s policy is that equity grants occur on a pre-established day during each calendar quarter after the Company’s financial results for the prior quarter have been publicly disclosed. Accordingly, the grant date for all equity grants is generally the 15th day of the month (or the last business day before the 15th day of the month) following the quarterly Board meeting. The four scheduled grant dates are established at the beginning of each calendar year. The grant date shall not precede the date the grant was authorized by the Compensation Committee, and the grant date for any new hire shall not precede the employee’s date of hire. In addition, the policy provides that all awards and award terms are approved by the Compensation Committee in advance of the grant date; Company executives do not have the ability to select a grant date; and the option exercise price is the closing price of the underlying stock on the date of grant.

Stock Ownership Guidelines

The Company encourages its executive officers to have a meaningful investment in the common stock of the Company and expects its officers’ ownership of Company stock to be at a level appropriate to the personal circumstances of the officer so as to align his or her individual interests with those of the stockholders. As of December 31, 2007, the CEO owned 1.41% and other NEOs as a group owned 1.00% of the Company’s common stock. This includes all options, vested and unvested, including stock options in which the exercise price is higher than the current stock price, granted to the NEOs. The Company is currently reviewing executive stock ownership to determine future guidelines.

Executive Benefits

Certain executive benefits are provided as part of Mr. Vaill’s employment agreement as follows: annual physical examination and any related medical testing, annual tax planning and tax preparation services, periodic estate planning and will preparation services and personal legal services related to such matters. In addition, the Company provides Company-paid term life insurance with a gross death benefit of no less than $2,000,000 and a bonus, grossed up for applicable taxes, to cover the insurance premium related to a life insurance policy issued by MassMutual and owned by the Vaill Insurance Trust 1995 (Boston Private Bank & Trust Company, trustee). The value of all perquisites, which was $80,316 for 2007 as detailed in footnote 6 to the SCT (excluding the 401k match and dividends paid on unvested restricted stock), is capped at $100,000 annually. For the past three years, Mr. Vaill’s actual perquisite usage has remained below the annual cap of $100,000.

Other NEOs are entitled to a financial services benefit annually of $20,000 for the President and $10,000 for other NEOs. NEOs are also eligible for an annual physical exam. The full value of all perquisites is reported as income to the individuals and, accordingly, is subject to tax.

The CEO and all other NEOs are also eligible for Company-sponsored benefit programs available broadly to Company employees, including healthcare and dental benefits, short-term and long-term disability, life insurance, the Company’s 401(k) and Profit Sharing Plan and the Company’s Employee Stock Purchase Plan.

CEO Supplemental Executive Retirement Plan (“SERP”)

The Company entered into a SERP Agreement in May 2001, which was subsequently amended in July 2004 as part of Mr. Vaill’s employment agreement. The SERP provides Mr. Vaill with a retirement benefit and in exchange extends Mr. Vaill’s full vesting in the benefit to age 70.

The Company’s decision to provide the SERP was based on Mr. Vaill’s long tenure and significant contributions as CEO and the desire on the part of the Company to keep Mr. Vaill employed as CEO past what is defined as the “normal retirement” age for purposes of the Agreement. The Company believes that the SERP benefit is reasonable in light of these factors. The Company also believes it is providing a competitive benefit based on retirement benefit offerings for CEOs at other companies.

The SERP is intended to deliver approximately 57% of final average pay before any SERP offsets as defined in the Agreement, based on Mr. Vaill’s retirement at age 70 with 19 years of service. As of December 31, 2007, Mr. Vaill had 15 years of credited service. Mr. Vaill is currently 76% vested in this retirement benefit. Mr. Vaill’s SERP benefit will be paid in monthly installments commencing with the calendar month following retirement.

Executive Deferred Compensation Plan

The Company offers a deferred compensation plan that enables certain executives to defer a portion of their income. The amounts deferred are excluded from the executive’s taxable income and are not deductible by the Company until paid. The executives select from a limited number of mutual funds and the deferred amounts are increased or decreased to correspond to the changes in market value of these underlying hypothetical mutual fund investments. The increase in value is recognized as compensation expense. The Company maintains a Rabbi Trust with respect to these obligations.

Executive Severance/Change in Control Protection

The Company provides Change in Control Protection Agreements for its NEOs to minimize the potential for any significant client, leadership or management disruptions in the running of the day-to-day operations of the Company during, and up to a reasonable amount of time after, a Change in Control event. In exchange for such protection, the NEOs are subject to non-solicitation/non-accept and confidentiality agreements, for a two-year period. Mr. Vaill is also subject to a non-competition agreement as part of his employment agreement. Additional information regarding the agreements for the Company’s NEOs is provided under the heading “Executive Agreements and Potential Payments Upon Termination or Change in Control.

Tax, Regulatory and Accounting Implications

The Company believes it is in compliance with respect to all tax, regulatory and accounting standards. Furthermore, the Compensation Committee will continue to review each element of compensation and take the appropriate steps to ensure tax deductibility if that can be accomplished without sacrificing flexibility and other important objectives of the overall compensation program for its executives.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

Submitted by The Compensation Committee of the Board:

Lynn Thompson Hoffman, Chair

Peter C. Bennett

Eugene S. Colangelo

Stephen M. Waters

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Executive Compensation Tables

The following tables and footnote disclosure set forth information concerning the compensation paid to or earned by the Company’s NEOs including the Chief Executive Officer, the former and current Chief Financial Officers and the other three most highly compensated executive officers of the Company, who served in such capacities during 2007.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)		(i)		(j)
Name and Principal Position (1)	Year	Salary ($)		Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and NQ Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Timothy L. Vaill,	2007	$620,000		$0	$316,547	$415,567	$200,000	$275,619	(6)	$104,391	(7)	$1,932,124
Chairman and Chief Executive Officer	2006	$620,000		$0	$508,020	$328,227	$810,000	$913,366		$124,389	(7)	$3,304,002

Robert J. Whelan,	2007	$70,385		$0	$0	$0	$0	$0		$1,080	(8)	$71,465
Former Executive Vice President and Chief Financial Officer	2006	$275,000		$200,000	$106,582	$32,838	$0	$0		$10,280	(8)	$624,700

David J. Kaye,	2007	$120,000		$0	$12,501	$0	$140,000	$0		$127,095	(9)	$399,596
Executive Vice President and Chief Financial Officer

Walter M. Pressey,	2007	$450,000		$63,125	$188,481	$238,129	$286,875	$0		$23,234	(10)	$1,249,844
President	2006	$450,000		$0	$225,818	$173,035	$625,500	$0		$36,305	(10)	$1,510,658

J.H. Cromarty,	2007	$350,000		$146,500	$188,138	$64,587	$178,500	$0		$18,349	(11)	$946,074
President-Eastern Region	2006	$350,000		$360,000	$143,229	$59,397	$0	$0		$26,641	(11)	$939,267

Jonathan H. Parker,	2007	$324,000	(12)	$0	$101,309	$98,273	$180,000	$0		$28,029	(13)	$731,611
President-Western Region	2006	$288,000	(12)	$360,000	$114,663	$93,503	$0	$0		$25,412	(13)	$881,578

(1)	Mr. Whelan served as the Company’s Chief Financial Officer during 2007, until March 2007. Mr. Kaye became the Company’s Chief Financial Officer in July 2007. Both Mr. Whelan’s and Mr. Kaye’s 2007 salaries reflect pro-rated salaries based on hire date for Kaye and date of resignation for Whelan.
(2)	Discretionary bonuses paid to all NEO’s other than the CEO and President in 2006. In 2007, Mr. Pressey received a discretionary bonus related to his interim role as CFO. In 2007 Mr. Cromarty received a discretionary bonus related to increased responsibility with Affiliate Partner and Holding Company initiatives.
(3)	The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and 2007, in accordance with FAS 123(R) of stock awards pursuant to the 2004 Stock Option and Incentive Plan. As a result, amounts may include amounts from awards granted prior to fiscal year 2007. See footnote 18 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 for the assumptions related to the calculation of these amounts.
(4)	The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 and 2007, in accordance with FAS 123(R) of options pursuant to the 2004 Stock Option and Incentive Plan. As a result, amounts may include amounts from awards granted prior to fiscal year 2007. See footnote 18 in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 for the assumptions related to the calculation of these amounts.
(5)	The amounts in column (g) reflect the cash annual incentive awards to the named individuals under the 2004 Annual Executive Incentive Plan, which is discussed in further detail in the CD&A section under the heading “Annual Incentives”.
(6)	The amounts in column (h) reflect the actuarial increase in the present value of Mr. Vaill’s SERP as described in more detail under “Pension Benefits”. The significant increase in the actuarial present value of Mr. Vaill’s SERP is attributable to the short time period over which the Company is accruing this benefit given that the benefit was put in place relatively late in Mr. Vaill’s career with Boston Private.

(7)	Includes a $6,600 matching contribution by the Company to Mr. Vaill’s 401(k) for Plan year 2006, $6,750 matching contribution by the Company to Mr. Vaill’s 401(k) for Plan year 2007; $26,376 for life insurance premiums for 2006, $26,376 for 2007; $33,416 for tax and financial planning services for 2006, $24,085 for 2007; $1,735 for legal services for 2006, $7,335 for 2007; $1,500 for executive medical services benefits for 2006; $34,136 for tax gross-ups relating to select perquisites and benefits for 2006, $22,520 for 2007; $20,626 for dividends paid on unvested stock grants for 2006 and $17,325 for 2007.
(8)	Includes a $6,600 matching contribution by the Company to Mr. Whelan’s 401(k) for Plan year 2006, and $3,680 for dividends paid on unvested stock grants in 2006 and $1,080 in 2007.
(9)	Includes a $125,000 sign-on bonus, $1,740 matching contribution by the Company to Mr. Kaye’s 401(k) for Plan year 2007 and $355 for dividends paid on unvested stock grants.
(10)	Includes a $6,600 matching contribution by the Company to Mr. Pressey’s 401(k) for Plan year 2006, a $6,750 matching contribution by the Company to Mr. Pressey’s 401(k) for Plan year 2007; $12,728 for tax and financial planning services for 2006, $3,323 for 2007; $2,250 for executive medical services benefits for 2006; $6,967 for tax gross-ups relating to specified perquisites for 2006, $2,719 for 2007; $407 for legal services in 2007; $7,760 for dividends paid on unvested stock grants in 2006 and $9,972 in 2007.
(11)	Includes a $6,600 matching contribution by the Company to Mr. Cromarty’s 401(k) for Plan year 2006, $6,750 matching contribution by the Company to Mr. Cromarty’s 401(k) for Plan year 2007; $10,184 for tax and financial planning services for 2006, $1,750 for 2007; $4,737 for tax gross-ups relating to specified perquisites in 2006, $1,254 for 2007; $5,120 for dividends paid on unvested stock grants for 2006 and $8,595 for 2007.
(12)	Mr. Parker’s base salary is prorated to reflect a reduced work week (for 2007, 90% pay rate based on an annualized salary of $360,000; for 2006, 80% based on a salary of $360,000).
(13)	Includes a $6,600 matching contribution by the Company to Mr. Parker’s 401(k) for Plan year 2006, $6,750 matching contribution by the Company to Mr. Parker’s 401(k) for Plan year 2007; $10,000 for tax and financial planning services for 2006, $10,000 for 2007; $4,652 for tax gross-ups relating to specified perquisites for 2006, $5,564 for 2007; and $4,160 for dividends paid on unvested stock grants for 2006 and $5,715 for 2007.

GRANTS OF PLAN - BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)(3)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units #	All Other Option Awards Number of Securities Underlying Options #	Exercise or Base Price of Option Awards $/share	Grant Date Fair Value of Stock and Option Awards $
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Timothy L. Vaill	02/15/07	—	—	—	—	—	—	12,500	50,000	$29.84	$883,000
	02/17/06	—	—	—	—	—	—	16,000	64,000	$29.74	$949,440
	2006	$155,000	$775,000	$1,395,000
	2007	$387,500	$1,162,500	$1,550,000

Robert J. Whelan	02/15/07	—	—	—	—	—	—	2,500	10,000	$29.84	$176,600
	02/17/06	—	—	—	—	—	—	2,000	8,000	$29.74	$118,680

David J. Kaye (4)	08/15/07	—	—	—	—	—	—	3,942	—	$—	$100,009
	2007	$150,000	$450,000	$600,000

Walter M. Pressey	02/15/07	—	—	—	—	—	—	7,600	30,400	$29.84	$536,864
	02/17/06	—	—	—	—	—	—	9,000	36,000	$29.74	$534,060
	2006	$112,500	$562,500	$1,012,500
	2007	$281,250	$843,750	$1,125,000

J.H. Cromarty (5)	02/15/07	—	—	—	—	—	—	4,500	18,000	$29.84	$317,880
	02/17/06	—	—	—	—	—	—	4,000	16,000	$29.74	$237,360
	08/16/06	—	—	—	—	—	—	10,000	—	$—	$255,700
	2007	$175,000	$525,000	$700,000

Jonathan H. Parker	02/15/07	—	—	—	—	—	—	4,500	18,000	$29.84	$317,880
	02/17/06	—	—	—	—	—	—	4,000	16,000	$29.74	$237,360
	2007	$180,000	$540,000	$720,000

(1)	2006: The amounts shown in column (c) reflect the minimum threshold payment levels which are 20% of the target amount shown in column (d). The amount shown in column (e) is 180% of the target amount shown in column (d).
(2)	2007: The amounts shown in column (c) reflect the minimum threshold payment levels which are 33.3% of the target amount shown in column (d). The amount shown in column (e) is 1.33% of the target amount shown in column (d).

(3)	The Company is reviewing the threshold, target, and maximum levels for 2008.
(4)	Mr. Kaye’s August 15, 2007 grant represented an off cycle grant which was pre-determined as part of his new hire offer letter dated July 3, 2007.
(5)	Mr. Cromarty’s August 16, 2006 grant represented an off cycle grant which was pre-determined as part of his new hire offer letter dated August 16, 2004.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(I)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (1)(#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Timothy L. Vaill	—	50,000		$29.84	02/15/17	12,500	$338,500	—	—
	21,333	42,667		$29.74	02/17/16	16,000	$433,280	—	—
	30,000	15,000		$27.06	02/11/15	15,000	$406,200	—	—
	45,000	—		$27.16	02/27/14			—	—
	35,700	—		$16.72	02/14/13			—	—
	46,000	—		$22.26	01/17/12			—	—
	60,000	—		$18.72	01/18/11			—	—
	11,450	—		$8.56	01/20/10

David J. Kaye	—	—		—	—	3,942	$106,749	—	—
								—	—

Walter M. Pressey	—	30,400		$29.84	02/15/17	7,600	$205,808	—	—
	12,000	24,000		$29.74	02/17/16	9,000	$243,720	—	—
	16,666	8,334		$27.06	02/11/15	7,500	$203,100	—	—
	13,334	—		$27.16	02/27/14	—	—	—	—
	6,000	—		$16.72	02/14/13	—	—

J.H. Cromarty	—	18,000		$29.84	02/15/17	4,500	$121,860	—	—
	5,333	10,667		$29.74	02/17/16	8,000	$216,640	—	—
	8,000	4,000		$27.06	02/11/15	4,000	$108,320	—	—
						3,000	$81,240	—	—
						4,000	$108,320

Jonathan H. Parker	—	18,000		$29.84	02/15/17	4,500	$121,860	—	—
	5,333	10,667		$29.74	02/17/16	4,000	$108,320	—	—
	9,333	4,667		$27.06	02/11/15	4,000	$108,320	—	—
	15,000	—		$27.16	02/27/14	—	—	—	—
	5,000	—		$19.61	01/16/13	—	—	—	—

(1)	All securities issued under either Boston Private Financial Holdings, Inc. 1997 Long-Term Incentive Plan or Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan

2007 OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise # (1)	Value Realized on Exercise $	Number of Shares Acquired on Vesting # (1)	Value Realized on Vesting $
Timothy L. Vaill	—	—	19,000	$540,040
David J. Kaye	—	—	—	$0
Walter M. Pressey	—	—	10,000	$279,760
J.H. Cromarty	—	—	4,000	$109,320
Jonathan H. Parker	—	—	15,000	$433,800

(1)	All securities issued under either Boston Private Financial Holdings, Inc. 1997 Long-Term Incentive Plan or Boston Private Financial Holdings, Inc. 2004 Stock Option and Incentive Plan.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service #	Present Value of Accumulated Benefit $ (1)	Payments During Last Fiscal Year $
Timothy L. Vaill	Boston Private Financial Holdings, Inc. Supplemental Executive Retirement Agreement	15	4,550,788	—

(1)	The annual benefit payable at retirement is equal to the product of: (i) 3.0%, (ii) the number of years of service, and (iii) Mr. Vaill’s final average pay, as defined in the agreement. The resulting amount is offset by: (a) the annual Social Security Benefit payable at retirement multiplied by years of service divided by 40, (b) the annuitized value of the employer-provided 401(k) balance, and (c) the annuitized value of the vested portion of 24,610 shares of common stock granted on October 3, 2001 pursuant to the Restated 1997 Long-Term Stock Incentive Plan. As of December 31, 2007 Mr. Vaill was eligible for early retirement under the SERP agreement.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY $	Registrant Contributions In Last FY $	Aggregate Earnings in Last FY $	Aggregate Withdrawals/ Distributions $	Aggregate Balance at Last FYE $ (1)
J.H. Cromarty	$83,471	—	$16,388	—	$219,752
Jonathan H. Parker	$99,522	—	$46,505	—	$390,015
Walter M. Pressey	$244,108	—	$-17,665	—	$1,262,460

(1)	Deferred compensation accounts are invested in mutual funds managed by third party administrators and selected by each individual.

Executive Agreements and Potential Payments Upon Termination or Change In Control

CEO Employment Agreement

The Company entered into an Executive Employment Agreement effective January 1, 2004 (the “Employment Agreement”) to extend, amend and restate the terms of Mr. Vaill’s then existing employment agreement, which expired in accordance with its terms on December 31, 2003. The Employment Agreement provides for a three-year term, which expired on December 31, 2006, and is automatically extended by successive one-year terms each December 31st. The term of the Employment Agreement is automatically extended unless the Company provides thirty days’ prior written notice to the contrary to Mr. Vaill. Notwithstanding the foregoing, pursuant to the terms of the Employment Agreement, the Company may terminate Mr. Vaill for cause (as defined in the Employment Agreement). If the Company terminates the Employment Agreement without cause (as defined in the Employment Agreement), Mr. Vaill will be entitled to receive, among other things, an amount equal to 2.99 times his current base salary plus the average of his three most recent bonus payments in the years prior to termination and a pro-rata bonus for the year in which the termination occurs. If Mr. Vaill terminates his employment for good reason (as defined in the Employment Agreement) within three years following a change in control (as defined in the Employment Agreement), Mr. Vaill will be entitled to receive a payment equal to that which he would receive if terminated without cause. The Company will not be required to make any payment in the event of Mr. Vaill’s termination to the extent such payment would constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (a “Parachute Payment”). The Employment Agreement also provides (i) that upon any voluntary termination by Mr. Vaill of his employment (other than with good reason), he shall not be employed by any significant competitor of the Company (as defined in the Employment Agreement) for two years following such termination, and (ii) that Mr. Vaill shall not disclose any confidential information obtained by him during his employment. Mr. Vaill is also eligible to receive stock options under the 2004 Stock Option and Incentive Plan and certain incentive payments under the 2004 Annual Executive Incentive Plan.

In addition, the Company has entered into a Supplemental Executive Retirement Agreement with Mr. Vaill, which provides for payments to Mr. Vaill upon his retirement or termination of employment with the Company, other than for cause, as described above.

Mr. Vaill is the only NEO with an employment agreement specifying compensation in the event of death, disability, retirement and termination by the Company other than for cause or by the executive for “Good Reason”. In these cases total compensation payments range as follows:

Element	Voluntary Resignation	Involuntary Termination without Cause or by the Executive for Good Reason	Termination for Cause	Death	Disability	Retirement
Cash severance (1)	$0	$3,791,320	$0	$0	$0	$0
Salary continuation (2)	$0	$0	$0	$620,000	$620,000	$0
Pro-rata bonus	$0	$200,000	$0	$200,000	$200,000	$200,000
Accelerated vesting of outstanding options and unvested stock grants.	$0	$1,178,280	$0	$1,178,280	$1,178,280	$1,178,280
Health care/other company benefits (3)	$0	$93,000	$0	$93,000	$93,000	$0
SERP (4)	$392,340	$468,271	$0	$294,255	$392,340	$392,340
Nonqualified deferred compensation	$0	$0	$0	$0	$0	$0
Fringe benefits (maximum annual cap)	$0	$100,000	$0	$100,000	$100,000	$0
Continued office/clerical support (5)	$0	$0	$0	$0	$0	$50,000
Tax gross ups	$0	$0	$0	$0	$0	$0

Total	$392,340	$5,830,871	$0	$2,485,535	$2,583,620	$1,820,620

(1)	Lump sum payment.
(2)	For death, 12 month continuation following the date of the executive’s death; for disability, the later of one year, or the commencement of payments under a long-term disability policy of the Company, as described in Mr. Vaill’s Employment Agreement.
(3)	Annual estimate at $93,000 paid for up to 3 years following termination without cause, or until eligible for equivalent coverage under another group benefit plan; for death and disability, paid for up to 12 months.
(4)

Benefits shown are annual retirement income amounts. Benefits payable upon termination to the participant are in the form of a 75% Joint and Survivor annuity with Mr. Vaill’s spouse as the annuitant upon his death. Benefits payable upon Mr. Vaill’s death are payable for the life of the spouse. Explicit disability benefits are not specifically provided for in Mr. Vaill’s SERP agreement. Upon becoming permanently and totally disabled, Mr. Vaill could elect immediate retirement under the SERP. As per Mr. Vaill’s employment agreement, he would be credited with an additional three years of vesting service upon involuntary termination without cause or in the event of a change in control.

(5)	Represents the estimated annual cost for continued access to a Company-funded office, computer, telephonic equipment and clerical services, all at a location in the greater Boston, MA area selected by the Board.

Note:	The Company also provides Company-paid term life insurance for Mr. Vaill with a gross death benefit of no less than $2 million.

Change In Control Protection Agreements

The Company entered into Change in Control Protection Agreements with certain of its NEOs effective the date of their respective agreements. The Agreements provide for certain payments and other benefits upon the occurrence of a change in control as defined in the Agreements, and including, but not limited to, the consolidation or merger of the Company or a change in the beneficial ownership of the Company as defined in the Agreements at any time during the three years after a change in control. The key provisions of the Change In Control Protection Agreements for certain of the Company’s NEOs are as follows:

•	Lump-sum cash severance payment equal to 2.99 times annual compensation (sum of base salary and average bonus payments for the three most recent taxable years preceding termination).

•	Pro-rata bonus (for fiscal year in which termination occurs).

•	Accelerated vesting of outstanding, unvested stock option and stock awards.

•	Benefit continuation for up to three years.

Notwithstanding the foregoing, the Company will not be required to make any payment under the Agreements to the extent such payment would constitute a Parachute Payment.

The following table provides quantification of the above benefits, including benefits for Mr. Vaill as part of his Employment Agreement, assuming termination as of December 31, 2007. Estimated stock and option values calculated assuming the closing price of the Company’s stock on December 31, 2007 of $28.08.

Executive Benefit and Payments Upon Change in Control Termination

Executive Benefit and Payments Upon Change In Control Termination(1)	Timothy L. Vaill	Walter M. Pressey	J.H. Cromarty	Jonathan H. Parker
Multiple of compensation	2.99	2.99	2.99	2.99
Lump-sum cash severance	$3,791,320	$2,963,090	$2,028,217	$1,913,600
Pro-rated bonus for fiscal year of termination (2)	$200,000	$350,000	$325,000	$180,000
Accelerated vesting of outstanding options and unvested stock grants.	$1,178,280	$652,795	$636,460	$338,593
Fringe benefits (maximum annual cap)	$100,000	$0	$0	$0
SERP (3)	$468,271	$0	$0	$0

Total	$5,737,871	$3,965,885	$2,989,677	$2,432,193

(1)	In addition to the above amounts executives are eligible for benefits continuation for up to 3 years following termination, or until eligible for equivalent coverage under another group benefit plan (estimated annual benefit of less than $100,000 for all NEOs).
(2)	Assumes full-year bonus for 2007 year earned.
(3)	As per Mr. Vaill’s employment agreement, he would be credited with an additional three years of vesting service upon involuntary termination without cause or in the event of a change in control.

Mr. Vaill is eligible for additional three-year service credits upon a Change in Control for purposes of the SERP (for vesting purposes only). He is also eligible for the continuation of his perquisites and other employee benefits under any of the Company’s plans upon the same terms as in effect on the date of termination for a period up to three years following such termination or until such earlier time as the Executive becomes eligible for equivalent coverage(s) under another group benefit plan.

All payments calculated in respect to the Company’s Change in Control Protection Agreements shall be reduced to the extent needed to ensure tax deductibility by the Company thereby bringing them within the limitations of Section 280G of the Code.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Messrs. Colangelo, Bennett and Waters, and Mrs. Hoffman served as members of the Compensation Committee of the Board of Directors of the Company during the fiscal year ended December 31, 2007. None of these individuals has ever been an officer or employee of the Company or any of its subsidiaries.

Compensation of Directors

Directors of the Company who are not full-time employees of the Company or any of its subsidiaries receive compensation under a compensation program which became effective May 1, 2007. The annual retainer fee for Directors of the Company who are not full-time employees of the Company is $30,000; the lead director’s retainer is $50,000. The annual retainer fees are payable 100% in cash. In addition, Non-Employee Directors who serve as committee members receive an additional annual retainer fee, payable in cash, of $12,000 for audit committee and $9,000 for all other committees. Chairpersons of committees receive a higher annual retainer fee than committee members, payable in cash, of $18,000 for audit committee and $12,000 for all other committees to reflect the increased role and time commitment required as Chairperson. In addition to the foregoing, any non-employee Director serving simultaneously as a member of the Board of Directors of the Company and the board of directors of a subsidiary may receive retainer fees for each board on which he or she serves. Directors of the Company also receive $30,000 in shares of common stock and $30,000 in options, both calculated based on the closing price as of May 15, on an annual basis pursuant to the 2004 Stock Option and Incentive Plan (the “2004 Plan”) (See description below).

In 2004, the Company’s Board of Directors and shareholders voted to approve and adopt the 2004 Plan for officers, employees, Non-Employee Directors and other key persons of the Company and its subsidiaries. The 2004 Plan replaced the Directors’ Stock Option Plan (the “Directors’ Plan”) that was originally approved in 1993, and upon adoption of the 2004 Plan, grants are no longer made under the Directors’ Plan. The 2004 Plan provides that during each fiscal year each Non-Employee Director of the Company may be granted, at the discretion of the Administrator (as defined in the 2004 Plan), Non-qualified Options to acquire up to 7,500 shares of common stock. Each Non-Qualified Option granted to a Non-Employee Director will have an exercise price equal to the fair market value of the shares of common stock of the Company on the grant date and will expire upon its tenth anniversary. Unless otherwise determined by the Administrator, these stock options will be exercisable after the first anniversary of the grant date. The Administrator may also grant shares (at no cost or for a purchase price determined by the Administrator) of common stock that are free from any restrictions under the 2004 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant. As with the Directors’ Plan, the 2004 Plan also provides that any Director who retires after serving 12 years on the Board is eligible for a one-time award of an option to purchase 10,000 shares of Common Stock. The Company believes that Director stock ownership is important and is currently reviewing its Director ownership to determine future guidelines.

DIRECTOR COMPENSATION

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQ Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Board of Directors
Herbert S. Alexander, CPA	2007	$57,000	$18,753	$26,721	$—	$—	$—	$102,474
Peter C. Bennett	2007	43,500	18,753	26,721	—	—	—	88,974
Eugene S. Colangelo	2007	48,000	18,753	26,721	—	—	—	93,474
Kathleen M. Graveline	2007	66,000	18,753	26,721	—	—	—	111,474
Lynn Thompson Hoffman	2007	74,500	18,753	26,721	—	—	—	119,974
Richard I. Morris, Jr.	2007	55,500	18,753	26,721	—	—	—	100,974
William J. Shea	2007	52,500	18,753	26,721	—	—	—	97,974
Dr. Allen L. Sinai	2007	52,500	18,753	26,721	—	—	—	97,974
Stephen M. Waters	2007	46,500	18,753	26,721	—	—	—	91,974
Adolfo Henriques (2)	2007	25,500	7,506	8,950	—	—	—	41,956
Deborah Keunster (2)	2007	$25,500	$7,506	$8,950	$—	$—	$—	$41,956

(1)	Stock awards include a half year of 2007 stock payments.
(2)	Mr. Henriques and Ms. Kuenstner were elected to the Board of Directors on July 25, 2007.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007. The Audit Committee acts under a written charter which specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. Each member of the Audit Committee is listed below and is independent within the definition of the NASDAQ Rules.

While the Audit Committee oversees the Company’s financial reporting process for the Board of Directors consistent with the Audit Committee charter, management has primary responsibility for this process, including the Company’s system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accounting firm and not the Audit Committee is responsible for auditing those financial statements.

The Audit Committee has reviewed and discussed the Company’s December 31, 2007 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm (“KPMG”) and with Hacker Johnson & Smith PA, the independent registered public accounting firm for Gibraltar Private Bank & Trust Company. The Audit Committee also has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has also received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP its independence from the Company. The Audit Committee also considered whether KPMG’s provision of non-audit services to the Company is compatible with its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit and Risk Management Committee of the Board:

Herbert S. Alexander, Chair

Kathleen M. Graveline, Vice Chair

Adolfo Henriques

Deborah F. Kuenstner

William J. Shea

Allen L Sinai

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2007 and 2006, and fees billed for other services rendered by KPMG LLP.

	2007	2006
Audit Fees (1)	$2,030,000	$1,829,600
Audit related fees (2)	$29,000	$26,000

Audit and audit related fees	$2,059,000	$1,855,600
Tax fees	—	—
All other fees	—	—

Total fees	$2,059,000	$1,855,600

(1)	Audit fees for 2007 primarily included fees for audits and reviews, comfort procedures and other SEC filings.
(2)	Audit related fees consisted of fees for the audit of employee benefit plans.

KPMG LLP audited the Company’s financial statements for the year ended December 31, 2007. KPMG has been the Company’s independent registered public accounting firm for more than five years. The Company expects representatives of KPMG to be present at the 2008 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the Commission or the Public Company Accounting Oversight Board) to be provided to the Company by KPMG; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. There were no services provided under the “de minimus” provision in 2007. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth certain information as of February 1, 2008, regarding (i) the security holdings of each person, including any group of persons, known by the Company to be the beneficial owner of five percent (5%) or more of the outstanding Common Stock, (ii) the beneficial ownership interest in the Common Stock of each Director of the Company, and each of the named executive officers of the Company, and (iii) the beneficial ownership interest of all Directors and executive officers of the Company, as a group. Except as indicated in the notes following the table below, each person or group has sole voting and investment power with respect to all shares of Common Stock listed.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Barclay’s Global Investors, NA, 45 Freemont Street, San Francisco, California 94105	1,996,600	(2)	5.33%
Dimensional Fund Advisors LP, 1299 Ocean Avenue, Santa Monica, California 90401	2,692,617	(3)	7.19%
FMR Corp, 82 Devonshire Street, Boston, Massachusetts 02109	2,553,892	(4)	6.82%
Keeley Asset Management Corp., 401 South LaSalle Street, Chicago, Illinois 60605	2,630,210	(5)	7.00%
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, Maryland 21202	2,411,774	(6)	6.4%

Ownership by Directors and Named Executive Officers *(7)(8)
Herbert S. Alexander	80,404	(9)	**
Peter C. Bennett	79,466	(10)	**
Eugene S. Colangelo	112,702	(11)	**
J. H. Cromarty	54,310	(12)	**
Kathleen M. Graveline	55,390	(13)	**
Adolfo Henriques	5,890	(14)	**
Lynn Thompson Hoffman	95,399	(15)	**
David J. Kaye	3,942		**
Deborah F. Kuenstner	7,907	(16)	**
Richard I. Morris, Jr.	35,798	(17)	**
Jonathan H. Parker	86,307	(18)	**
Walter M. Pressey	171,322	(19)	**
William J. Shea	11,254	(20)	**
Allen L. Sinai	46,801	(21)	**
Timothy L. Vaill	476,309	(22)	1.27%
Stephen M. Waters	11,254	(23)	**

All Directors and Executive Officers as a Group (21 persons) (8)	1,776,298	(24)	4.73%

*	Unless otherwise indicated, the address is c/o Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.
**	Represents less than 1%.
(1)	Beneficial share ownership is determined pursuant to Rule 13d-3 under the 1934 Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth above as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed.
(2)	Based on a report filed with the Securities and Exchange Commission as of February 5, 2008, and reflecting a December 31, 2007 position. These securities are owned by various individual and institutional investors and are held by the Company in trust accounts for the economic benefit of the beneficiaries of those accounts. For purposes of reporting requirements of the Securities Exchange Act of 1934, Barclay’s is deemed to be the beneficial owner of such securities, however, Barclay’s Global Investors expressly disclaims that it is in fact, the beneficial owner of such securities.
(3)

Based on a report filed with the Securities and Exchange Commission as of February 6, 2008. Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment adviser or manager, Dimensional possesses investment and/or voting power over the securities of the Company listed in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	FMR Corp. on behalf of its direct and indirect subsidiaries and Fidelity International Limited on behalf of its direct and indirect subsidiaries (collectively “Fidelity”) held 2,553,892 shares or 6.824% as of December 31, 2007.
(5)	Keeley Asset Management Corp. held 2,630,210 shares or 7.0% as of October 31, 2007.
(6)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(7)	The amounts set forth as beneficially owned include shares of Common Stock which such persons had the right to acquire within 60 days of February 1, 2008, pursuant to stock options.
(8)	Percentages held by officers and Directors individually and as a group are calculated on the basis of 37,540,042 shares of Common Stock outstanding as of February 1, 2008.
(9)	Includes 30,625 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Alexander pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan.
(10)	Includes 6,100 shares held as trustee for the Peter C. Bennett Family Irrevocable Trust U/A Dated 12/29/99. This also includes 28,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Bennett pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan. Mr. Bennett is not standing for re-election.
(11)	Includes 16,736 shares owned by two of Mr. Colangelo’s children. Mr. Colangelo disclaims any beneficial ownership of such shares. This amount also includes 6,766 shares owned by Mr. Colangelo’s wife and 27,625 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Colangelo pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan.
(12)	Includes 28,667 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Cromarty pursuant to the 2004 Stock Option and Incentive Plan.
(13)	Includes 34,625 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Ms. Graveline pursuant to the 2004 Stock Option and Incentive Plan.
(14)	Includes 2,102 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Henriques pursuant to the 2004 Stock Option and Incentive Plan.
(15)	Includes 23,000 shares owned by Mrs. Hoffman’s husband. Also includes 28,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mrs. Hoffman pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan.
(16)	Includes 2,102 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Ms. Kuenstner pursuant to the Director’s Plan and the 2004 Stock Option and Incentive Plan.
(17)	Includes 11,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Morris pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan.
(18)	Includes 50,667 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Parker pursuant to the Long Term Incentive Plan, and the 2004 Stock Option and Incentive Plan.
(19)	Includes 34,295 shares owned by Mr. Pressey’s wife. Also includes 78,464 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Pressey pursuant to the Long Term Incentive Plan, and the 2004 Stock Option and Incentive Plan.
(20)	Includes 6,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Shea pursuant to the 2004 Stock Option and Incentive Plan.
(21)	Includes 28,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Dr. Sinai pursuant to the Directors’ Plan and the 2004 Stock Option and Incentive Plan.
(22)	Includes 12,600 shares owned by Mr. Vaill’s wife. This amount also includes 302,482 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Vaill pursuant to the Long Term Incentive Plan, and the 2004 Stock Option and Incentive Plan.
(23)	Includes 6,993 shares subject to options which were exercisable within 60 days of February 1, 2008 and granted to Mr. Waters pursuant to the 2004 Stock Option and Incentive Plan.
(24)	Includes 834,532 shares subject to options which were exercisable within 60 days of February 1, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s officers and directors, and persons who own beneficially more than 10% of the Company’s outstanding shares of Common Stock file reports of ownership and changes in ownership with the Commission and NASDAQ. Based solely upon a review of the reports and amendments thereto filed with the Commission under Section 16(a), copies of which are required to be furnished to the Company under Commission regulations, during and with respect to fiscal year 2007, no officer, director or person who owns beneficially more than 10% of the Company’s outstanding shares of Common Stock failed to file such reports on a timely basis except that Herbert S. Alexander, Kathleen M. Graveline and Eugene S. Colangelo inadvertently failed to timely file reports with respect to one transaction each.

RELATED PARTY TRANSACTIONS

The Company sends out questionnaires to its directors and officers, and those of its majority or wholly-owned subsidiaries regarding related party transactions. If there are any affirmative responses the Board reviews them and the terms and conditions of any such transactions. There are two related party transactions.

Stephen M. Waters, who is a director of the Company, has two loans for approximately $6.5 million with Boston Private Bank. In addition to this loan, Mr. Waters is also a guarantor on one loan with Boston Private Bank for approximately $236 thousand at December 31, 2007. That loan had a zero balance at December 31, 2007. Mr. Waters also has an unsecured standby letter of credit with a line of $465 thousand and a zero balance as of December 31, 2007 with Gibraltar. The loans with Boston Private Bank were originated prior to Mr. Waters becoming a director of the Company. All of the loans are current as of December 31, 2007. All loans were made in the ordinary course of business under normal credit terms, including interest rates and collateral requirements prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding shares of common stock of the Company that may be issued under the Company’s existing equity compensation plans, including the Long Term Incentive Plan, the Directors’ Plan, the 2004 Plan, the 2006 Non-Qualified Employee Stock Purchase Plan (the “2006 Plan”) and the Company’s 2001 Employee Stock Purchase Plan, as amended (the “2001 ESPP”). Footnotes (3), (4) and (5) to the table set forth the total number of shares of common stock of the Company issuable upon the exercise of assumed options as of December 31, 2007, and the weighted average exercise price of these assumed options.

	Equity Compensation Plan Information
Plan category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Referenced In Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	4,248,300(2),(3),(4),(5)	25.23	1,792,954(6)
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	4,248,300	25.23	1,792,954

(1)	Consists of the 2004 Plan, the Long Term Incentive Plan, the Directors’ Plan, the 2006 Plan and the 2001 ESPP.
(2)	Does not include purchase rights accruing under the 2006 Plan and the 2001 ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Does not include the outstanding options to acquire 17,096 shares, at a weighted-average exercise price of $8.76 per share, that were assumed in connection with the 2001 merger of Borel Bank & Trust Company with and into a subsidiary of the Company, under the Borel Bank & Trust Company’s 1989 Stock Option Plan. No future options may be granted under the Borel Bank & Trust Company’s 1989 Stock Option Plan.
(4)	Does not include the outstanding options to acquire 94,785 shares, at a weighted average exercise price of $9.83 per share, that were assumed in connection with the 2003 merger of First State Bancorp, under the First State Bank of California 1994 Stock Option Plan (the “FSB Plan”). No future options may be granted under the FSB Plan.
(5)	Does not include the outstanding options to acquire 494,917 shares, at a weighted average exercise price of $5.55 per share, that were assumed in connection with the 2005 merger of Gibraltar Financial Corporation with and into the Company under the Amended and Restated 1996 Employee Stock Incentive Plan and The 2002 Non-Employee Director and Agent Stock Incentive Plan, as amended and restated (the “Gibraltar Plans”). No future options may be granted under the Gibraltar Plans.
(6)	Includes shares available for future issuances under the 2006 Plan and the 2001 ESPP.

PROPOSAL 2

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Our Board of Directors recommends that you vote AGAINST this proposal.

Shareholder Proposal

Mr. Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado, 80202-3227, the owner of 3,081 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong’s resolution and supporting statement is printed verbatim from its submission.

RESOLUTION, That the shareholders of Boston Private Financial Holdings, Inc. request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement

The proponent gained his shares in Boston Private Financial Holdings, Inc. through its acquisitions of Charter Financial Corp., First State Bancorp, and Borel Bank & Trust Company—which required all Directors to be elected annually. He is a professional investor specializing in bank stocks.

During 2007, he presented this proposal to corporations where shareholders overwhelmingly supported it. These included:

Key Corp	63% in favor
UCBH Holdings, Inc.	89% in favor

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporations. Currently, the Board of Boston Private Financial Holdings, Inc. is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of their directors each year. This is not in the best interests of shareholders because it reduces accountability.

The performance of our management and our Board of Directors is now being more strongly tested and challenged with its acquisitions and its accountability for performance is to a greater number of shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors’ elections) and firm value.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the unlikely event that all incumbents are voted out by shareholders. In the unlikely event shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

Declassification procedures have been adopted in many corporations because of the efforts of the proponent. These include U.S. Bancorp, Associated Banc-Corp, Fifth Third Banorp, WinTrust Financial Corporation, Pacific Continental Corporation, and Marshall & Illsley Corporation, to name just a few.

If you agree that the shareholders of Boston Private Financial Holdings, Inc. may benefit from greater accountability afforded by annual elections of all Directors, please vote “FOR” this proposal.

Board of Directors’ Recommendation

Our Board of Directors recommends that you vote AGAINST this proposal. The Board of Directors believes that this proposal would be harmful to Boston Private and our shareholders and opposes the proposal for the reasons discussed below.

Our restated certificate of incorporation currently provides for a “classified board” (sometimes called a “staggered board”). Our Board of Directors is divided into three classes, and the members of each class are elected to serve staggered three-year terms. The current classified board structure has been in place since 1994.

Our Board of Directors and its Governance Committee, in consultation with its advisors, have carefully considered this proposal and the arguments for and against a classified board. We have concluded that the Company’s classified board structure continues to be in the best interests of the Company and our shareholders.

Stability and Continuity. The three-year staggered board terms are designed to provide stability, enhance long-term planning and ensure that a majority of our directors at any given time have prior experience as directors of Boston Private. Continuity among the leaders of Boston Private, including the directors, is especially important in the rapidly changing financial services industry and particularly important to Boston Private in light of its accelerated growth and acquisition strategy. Such continuity serves to promote stability within the organization and enables management to have a sufficient opportunity to implement the Company’s strategic plan to maximize long-term shareholder value.

Further, the staggered board structure ensures that our Board of Directors retains continuity of knowledge of Boston Private’s complex business, as well as its business strategy. The changeover of the entire Board of Directors at one time would require that a whole new group of directors devote time and resources to familiarizing themselves with Boston Private, which would necessarily detract from their ability to focus on Boston Private’s long-term strategic plan. Directors who have experience with Boston Private and knowledge about our business and affairs are a valuable resource and are better positioned to make fundamental decisions that benefit our shareholders.

Accountability to Shareholders and Strong Corporate Governance. All of our directors are required to uphold their fiduciary duties to Boston Private and our shareholders as required by Massachusetts state law and our By-laws, regardless of how often they stand for election. The Board of Directors believes that directors elected to three-year terms are not insulated from this responsibility and are just as accountable to shareholders as directors elected annually.

Our Board of Directors is committed to the highest quality corporate governance and examines our practices annually in light of the changing environment. The Board of Directors has established a Governance Committee with delegated authority from the Board that researches, analyzes and implements corporate governance guidelines that focus on the independence and quality of our directors and the effective functioning of the Board of Directors. The Governance Committee also ensures that annual evaluations of the Board of Directors’ performance are conducted, either internally or with the assistance of an independent third party evaluation expert, to ensure a continued high level of independence and quality.

Numerous well-respected and successful U.S. corporations have classified boards. As of their most recent proxy filings, approximately 40% of corporations in the S&P 500 index had classified boards.

Protection Against Unfair and Abusive Tactics. A classified board helps to safeguard a corporation against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the corporation’s business and assets. If a corporation has a classified board, a hostile bidder can only replace approximately one-third of the existing directors each year. By preventing an immediate change in control of our Board of Directors, the classified board structure enhances the ability of our Board of Directors to act in the best interests of our shareholders. In addition, classified board structures have been shown to be an effective means of protecting long-term shareholder interests against the tactics hedge funds or other activist investors use to create short-term gains.

Effect of Proposal. Approval of the proposal requires the vote of a majority of the outstanding shares of our common stock present and entitled to vote at the annual meeting. Adoption of this proposal would not automatically result in the elimination of our classified board structure. A formal amendment repealing the classified board provisions of our restated certificate of incorporation would need to be submitted to our shareholders, and it would require approval of both (a) majority of the directors and (b) the holders of at least two-thirds of the votes eligible to be cast at a duly called meeting.

The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

SOLICITATION OF PROXIES

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, the Company’s regular employees may also solicit proxies personally or by telephone. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares of Common Stock held of record by them. Such custodians will be reimbursed for their expenses.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be considered at the Meeting. If any other matters properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company on or before November 25, 2008, in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the Securities and Exchange Commission governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy. Any such proposals should be mailed to: Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

A stockholder of record who wishes to present a proposal at the next annual meeting, other than a proposal to be considered for inclusion in the Company’s proxy statement described above, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the Company’s By-laws, to the Company at its principal executive office no earlier than December 24, 2008 nor later than February 22, 2009; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the first anniversary of the date of the preceding year’s annual meeting (the “Anniversary Date”) or more than 60 days after the Anniversary Date, timely notice by the stockholder must be delivered not earlier than the close of business on the later of (a) the 90th day prior to the scheduled date of such annual meeting or (b) the 10th day following the first date on which the date of such annual meeting is publicly disclosed. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to Commission rules governing the exercise of this authority. Any such proposal should be mailed to: Secretary, Boston Private Financial Holdings, Inc., Ten Post Office Square, Boston, Massachusetts 02109.

PROXY – BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Dear Stockholder,

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, Wednesday, April 23, 2008.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Boston Private Financial Holdings, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 23, 2008: The Company’s 2008 Proxy Statement, Form 10-K and the Company’s Annual Report for 2007 are available at www.edocumentview/bpfh.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proxy Solicited by the Board of Directors

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Ten Post Office Square, Boston, Massachusetts 02109

The undersigned hereby constitute(s) and appoint(s) Walter M. Pressey and Margaret W. Chambers, and each of them, as proxies of the undersigned (the “Proxies”), each with full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Boston Private Financial Holdings, Inc. (the “Company”), held of record by the undersigned on March 3, 2008, at the Annual Meeting of Stockholders (the “Meeting”) to be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts, 02109, on Wednesday, April 23, 2008 at 10:00 a.m., Boston time, or any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) AND IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL LISTED IN ITEM 1 AND “AGAINST” THE PROPOSAL LISTED IN ITEM 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto, the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for Fiscal Year 2007, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

IF VOTING BY MAIL, PLEASE DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE

ENCLOSED ENVELOPE.

B      Non-Voting Items

Change of Address—Please print your new address below.

Meeting Attendance Mark this box if you plan to attend the Meeting.	☐

C     Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please be sure to sign and date this Proxy.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy)—Please print date below	Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box

Annual Meeting Proxy Card

A    Proposals

The Board of Directors recommends a vote FOR the listed nominees and AGAINST Proposal 2.

1.	To elect four (4) Class II Directors to serve until the 2011 Annual Meeting or until their successors are duly elected and qualified.

Nominees: 01—Kathleen M. Graveline, 02—Deborah F. Kuenstner, 03—Walter M. Pressey, 04—William J. Shea

☐	FOR all nominees listed

☐	WITHHOLD authority to vote for all nominees listed

☐	For All Except—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered boxes to the right.	01	-	☐	Kathleen M. Graveline	02	-	☐	Deborah F. Kuenstner

		03	-	☐	Walter M. Pressey	04	-	☐	William J. Shea

	For	Against	Abstain

2.      A shareholder proposal requesting the Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually.

	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A-C ON BOTH SIDES OF THIS CARD.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals
The Board of Directors recommends a vote FOR the listed nominees and AGAINST Proposal 2.

1. To elect four (4) Class II Directors to serve until the 2011 Annual Meeting or until their successors are duly elected and qualified.					+
Nominees:	01 - Kathleen M. Graveline	02 - Deborah F. Kuenstner	03 - Walter M. Pressey	04 - William J. Shea

☐	FOR all nominees listed

☐	WITHHOLD authority to vote for all nominees listed

☐	For All Except - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	01	☐	Kathleen M. Graveline	02	☐	Deborah F. Kuenstner
		03	☐	Walter M. Pressey	04	☐	William J. Shea

	For	Against	Abstain

2.   A Shareholder proposal requesting the Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors and to require that all Directors stand for election annually.

	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON BOTH SIDES OF THIS CARD.

¢		1 U P X	0 1 6 3 2 0 2	+
<STOCK#>	00UUJF

PROXY — BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Dear Stockholder,

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted.

Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, Wednesday, April 23, 2008.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Boston Private Financial Holdings, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 23, 2008: The Company’s 2008 Proxy Statement, Form 10-K and the Company’s Annual Report for 2007 are available at www.edocumentview/bpfh.

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ▼

Proxy Solicited by the Board of Directors	+
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.
Ten Post Office Square, Boston, Massachusetts 02109

The undersigned hereby constitute(s) and appoint(s) Walter M. Pressey and Margaret W. Chambers, and each of them, as proxies of the undersigned (the “Proxies”), each with full power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Boston Private Financial Holdings, Inc. (the “Company”), held of record by the undersigned on March 3, 2008, at the Annual Meeting of Stockholders (the “Meeting”) to be held at Ten Post Office Square, 2nd Floor, Boston, Massachusetts, 02109 on Wednesday, April 23, 2008 at 10:00 a.m., Boston time, or any adjournments or postponements thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) AND IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL LISTED IN ITEM 1 AND “AGAINST” THE PROPOSAL LISTED IN ITEM 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto, the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for Fiscal Year 2007, and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

IF VOTING BY MAIL PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

Please be sure to sign and date this Proxy.

NOTE: Please sign exactly as your name(s) appear(s) hereon. Where there is more than one holder, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - B ON BOTH SIDES OF THIS CARD.	+

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 23, 2008. The Proxy Statement and Annual Report to Stockholders are available at

www.envisionreports.com/BPFH.

The Securities and Exchange Commission (SEC) has issued rules requiring that Boston Private Financial Holdings, Inc. make its proxy materials – such as the Annual Report and Proxy Statement – available to its stockholders on the Internet and inform you about how to access those materials. We have decided to mail you copies of the materials for the upcoming meeting but may choose to mail only a notice of the availability of the materials to you in the future. The following Questions and Answers are provided to help you understand the new process and explain your options for the future.
What are companies required to do under the new rules?
Companies must post materials on an Internet site and choose one of the following options:
Mail a notice availability	Mail full set of materials

Mail stockholders a one-page notice explaining how to access the materials on the Internet and provide instructions on how to request a free copy; and send email to stockholders who have elected to receive materials electronically.

Mail paper copies of the proxy materials with information on how access the materials to its stockholders that have not elected to receive materials electronically by email; and send an email to those stockholders who have elected to receive materials electronically.

How does this impact me?

If you did not previously sign up to receive materials electronically, you now will have more choices on how to receive your materials. You can choose to review materials on the Internet and you can notify us of your preference for future mailings. If you do not select a preference you will receive either a one-page notice or a full set of materials as determined by Boston Private Financial Holdings, Inc.

What am I supposed to do if the company mails me the one-page notice?

The notice will contain simple instructions on how to access and view the materials and vote online too – all in one place. If you have a computer, this is a convenient option. If you don’t have a computer or want to request a copy, the notice will explain how to obtain a copy of the materials for the current meeting and how to elect your preferred delivery option for future meeting mailings – by email or by mail.

What if I want to start receiving my materials electronically by email?

Boston Private Financial Holdings, Inc. encourages you to agree to receive future materials electronically to help preserve our environment. If you would like to sign up now you can do that when you vote on the Internet at www.envisionreports.com/BPFH.

Can I change my preference?

Yes, you can elect or change your preference at any time at www.computershare.com. Just click on “Enroll for E-delivery” in the Shareholder Services menu or contact Computershare at 1-866-820-0121.

Why the change?

The SEC change is to improve the stockholder meeting process by making information available to you sooner and enhancing your ability to make informed voting decisions by easily searching online documents for key information. It also expands the use of the Internet, saves companies money on printing and mailing, and helps protect our environment.

Is there really a benefit to the environment?

According to the nonprofit conservation organization, American Forests, if all stockholders of U.S. companies viewed proxy materials on the Internet instead of receiving paper copies, each year it would save 800,000 trees, reduce fossil fuel consumption by over 500,000 gallons, and eliminate more than 100,00 tons of paper from our landfills.